Exhibit 10.1

CREDIT AGREEMENT

dated as of

September 16, 2024

among

ROKU, INC.,
as the Borrower,

the other Loan Parties party hereto,

the Lenders party hereto,

and

CITIBANK, N.A.,
as Administrative Agent

CITIBANK, N.A. and
MUFG BANK, LTD.,
as Joint Lead Arrangers and Joint Bookrunners

and

BANK OF AMERICA, N.A.,
as Documentation Agent

i

(continued)

(continued)

(continued)

SCHEDULES:

Commitment Schedule

Schedule 1.01	—	Subordination Terms
Schedule 3.05(b)	—	Intellectual Property
Schedule 3.12(a)	—	Capitalization and Subsidiaries
Schedule 3.12(b)	—	Material Foreign Subsidiaries
Schedule 5.17	—	Post-Closing Obligations
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.08	—	Transactions with Affiliates

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Compliance Certificate
Exhibit C	—	Form of Joinder Agreement
Exhibit D	—	[Reserved]
Exhibit E - 1-4	—	Form of U.S. Tax Certificates
Exhibit F	—	Form of Borrowing Request
Exhibit G	—	Form of Notice of Continuation/Conversion

v

THIS CREDIT AGREEMENT, dated as of September 16, 2024 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among ROKU, INC., a Delaware corporation (the “Borrower”), the other Loan Parties party hereto from time to time, the Lenders party hereto from time to time, the Issuing Banks party hereto from time to time and CITIBANK, N.A., as the Administrative Agent.

PRELIMINARY STATEMENTS

WHEREAS, the Borrower and the other Loan Parties have requested that the Lenders and the Issuing Banks provide Commitments and Letters of Credit, as applicable, and the Lenders and the Issuing banks have indicated their willingness to provide such Commitments and Letters of Credit, as applicable, in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01     Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition by the Borrower or a Subsidiary of the Borrower of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition by the Borrower or a Subsidiary of the Borrower of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger, amalgamation or consolidation or any other combination by the Borrower or a Subsidiary of the Borrower with another Person (other than a Person that is a Subsidiary); provided, that the Borrower or the Subsidiary of the Borrower, as applicable, is the surviving entity.

“Adjusted Covenant Period” has the meaning assigned to such term in Section 6.11(b).

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such Interest Period plus (b) the SOFR Adjustment; provided, that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” means Citibank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institutions” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.

“Agreed Currencies” means Dollars and each Approved Currency.

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders at such time.

“Agreement” has the meaning assigned to such term in the introductory paragraph.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) Adjusted Term SOFR for a one (1) month tenor in effect on such day plus 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR, respectively.  If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.  In the event that that the Alternate Base Rate is less than zero, it shall be deemed to be zero for purposes of this Agreement.

“Anti-Corruption Laws” means all Requirements of Law of any jurisdiction applicable to the Loan Parties or their Subsidiaries from time to time concerning or relating to bribery or corruption, including, but not limited to, the Foreign Corrupt Practices Act of 1977, as amended, and the rules thereunder, and the UK Bribery Act.

“Anti-Money Laundering Laws” means any Requirement of Law in force or hereinafter enacted related to terrorism, money laundering, or financial recordkeeping and reporting requirements, including, without limitation, the Bank Secrecy Act, 31 U.S.C. § 5311 et seq., the Anti-Money Laundering Act of 2020, the USA PATRIOT Act, the International Emergency Economic Powers Act, 50 U.S.C. 1701, et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339B.

“Applicable Percentage” means, with respect to any Lender, (a) with respect to Loans and LC Exposure, a percentage equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate Commitment of all Lenders (if the Commitments have terminated or expired, the Applicable Percentage shall be determined based upon such Lender’s share of the Aggregate Credit Exposure at that time); provided, that in the case of Section 2.20 when a Defaulting Lender shall exist, any such Defaulting Lender’s Commitment shall be disregarded in the calculation, and (b) with respect to the Aggregate Credit Exposure, a percentage based upon its share of the Aggregate Credit Exposure and the unused Commitments; provided, that in the case of Section 2.20 when a Defaulting Lender shall exist, any such Defaulting Lender’s Commitment shall be disregarded in the calculation.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Term SOFR Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Adjusted Term SOFR Spread” or “Commitment Fee Spread”, as the case may be, determined by reference to the Total Net Leverage Ratio as set forth in the most recent compliance certificate received by the Administrative Agent pursuant to Section 5.01(c); provided that, until the delivery to the Administrative Agent, pursuant to Section 5.01, of the financial statements and corresponding compliance certificate, with respect to the first fiscal quarter ending after the Effective Date, the “Applicable Rate” shall be the applicable rate per annum set forth below in Level I:

Level	Total Net Leverage Ratio	ABR Spread (Per Annum)	Adjusted Term SOFR Spread (Per Annum)	Commitment Fee Spread (Per Annum)

I	< 1.00:1.00	0.75%	1.75%	0.225%

II	< 2.00:1.00 but ≥ 1.00:1.00	1.00%	2.00%	0.25%

III	< 3.00:1.00 but ≥ 2.00:1.00	1.25%	2.25%	0.30%

IV	≥ 3.00:1.00	1.50%	2.50%	0.35%

For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of the Borrower based upon the financial statements delivered to the Administrative Agent pursuant to Section 5.01(a) or (b), as applicable, and the corresponding compliance certificate delivered pursuant to Section 5.01(c), and (b) each change in the Applicable Rate resulting from a change in the Total Net Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such financial statements and the corresponding compliance certificate indicating such change and ending on the date immediately preceding the effective date of the next such change; provided, that the Total Net Leverage Ratio shall be deemed to be in Level IV at the option of the Administrative Agent or at the request of the Required Lenders if the Borrower fails to deliver the financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), as applicable, and the corresponding compliance certificate required to be delivered by it pursuant to Section 5.01(c), during the period from the expiration of the time for delivery thereof until such financial statements and compliance certificate are actually delivered.

In the event that any financial statement delivered pursuant to Section 5.01(a) or (b) or any compliance certificate delivered pursuant to Section 5.01(c), as applicable, was incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy if corrected, would have led to the application of a higher Applicable Rate for any applicable period than the Applicable Rate applied for such applicable period, then (a) the Borrower shall, as soon as practicable, deliver to the Administrative Agent a corrected financial statement and compliance certificate for such applicable period, (b) the Applicable Rate shall be determined as if the pricing level for such higher Applicable Rate were applicable for such applicable period, and (c)  the Borrower shall within five (5) Business Days of demand thereof by the Administrative Agent pay to the Administrative Agent the accrued additional interest or fees owing as a result of such increased Applicable Rate for such applicable period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement.

“Approved Currency” means Euros, Sterling, Canadian Dollars and any other currency (other than Dollars) approved by the Administrative Agent and the Issuing Bank.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Commitment” means, at any time, the aggregate Commitments of all Lenders then in effect minus the Aggregate Credit Exposure at such time.

“Available Tenor” means, as of any date of determination with respect to any then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.25(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services provided to any Loan Party or any Subsidiary of a Loan Party by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards) or for corporate purposes, (b) stored value cards, netting services, employee credit card, commercial credit card, debit card or purchase card programs and similar arrangements, (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts, interstate depository network services, cash pooling arrangements and cash management services, any automated clearing house transfers of funds and other payment processing services), (d) documentary services, and foreign currency exchange services, (e) any arrangement or services similar to, or for the purpose of effectuating, any of the foregoing and (f) any Permitted Vendor Financing Arrangement.

“Banking Services Obligations” means any and all obligations of the Loan Parties or any Subsidiary of a Loan Party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services, but excluding any Swap Agreement Obligations.

“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business or assets appointed for it, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided, that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, Adjusted Term SOFR or the then-current Benchmark; provided, that if a Benchmark Transition Event has occurred with respect to Adjusted Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.25(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of:  (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided, that if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to any then-current Benchmark:

(a)          in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)          in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non‑representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to any then-current Benchmark:

(a)          a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)         a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority with jurisdiction over the administrator for such Benchmark (or such component) , which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)         a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.25 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.25.

“Beneficial Owner” means, with respect to any U.S. federal withholding Tax, the beneficial owner, for U.S. federal income tax purposes, to whom such Tax relates.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” means an “affiliate” (as such term is defined under, and interpreted in accordance with 12 U.S.C. 1841(k)) of a party.

“Billing Statement” has the meaning assigned to such term in Section 2.18(g).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the introductory paragraph.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Request” has the meaning assigned to such term in Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that, when used in connection with a Term SOFR Loan, the term “Business Day” shall also exclude any day which is not a U.S. Government Securities Business Day.

“Canadian Dollars” shall mean the lawful currency of Canada.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that whether a lease constitutes a capital lease or an operating lease shall be determined based on GAAP as in effect on December 31, 2018, notwithstanding any modification or interpretative change thereto after such date (including without giving effect to any treatment of leases under Accounting Standards Codification 842 (or any other Accounting Standards Codification or Financial Accounting Standard having or purporting to have a similar result or effect)).

“Cash Equivalents” means:

(a)         direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)          investments in commercial paper maturing within one (1) year from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)          investments in certificates of deposit, bankers’ acceptances and time deposits maturing within one (1) year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $1,000,000,000;

(d)         fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)          money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(f)          marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s; and

(g)        investments similar to the foregoing made by Foreign Subsidiaries of the Borrower consistent with the Borrower’s investment guidelines as approved from time to time by the Borrower’s board of directors.

“CFC” means a “controlled foreign corporation” as defined in Section 957 of the Code.

“Change in Control” means (a) the acquisition of ownership directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on Effective Date) (other than by one or more Permitted Holders) of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower, or (b) a change in the composition of the board of directors of the Borrower over any period of twelve (12) consecutive months (or less) that results in the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) members of the board of directors of the Borrower at the beginning of such period nor (ii) nominated or approved by the board of directors of the Borrower or appointed by directors so nominated.

“Change in Law” means the occurrence after the Effective Date (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.17.

“Citi” means Citibank, N.A., a national banking association, in its individual capacity, and its successors.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning assigned to such term or its equivalent in the applicable Collateral Document and includes all assets pledged or purported to have been pledged by the Loan Parties to the Administrative Agent pursuant to the Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreement, the IP Security Agreements, and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations.

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 or 2.23 and (b) assignments by or to such Lender pursuant to Section 9.04.  The amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.  The aggregate amount of the Lenders’ Commitments as of the Effective Date is $300,000,000.

“Commitment Increase” has the meaning assigned to such term in Section 2.23.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 9.01(d).

“Conforming Changes” means with respect to either the use or administration of Adjusted Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or “Interest Payment Date” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.16 and other technical, administrative or operational matters) that the Administrative Agent, following consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent, following consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Total Assets” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person at such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means a control agreement among the applicable Loan Party, a depository institution or securities intermediary or commodities intermediary, as applicable, and the Administrative Agent, which agreement is in form and substance reasonably acceptable to the Administrative Agent and which provides to the Administrative Agent “control” of such deposit, securities or commodity account within the meaning of Article 9 of the UCC, or security account within the meaning of Article 8 of the UCC, as applicable.

“Convertible Debt” means debt securities or other Indebtedness, the terms of which provide for conversion into, or exchange for, Qualified Equity Interests of the Borrower, cash in lieu thereof or a combination of such Qualified Equity Interests and cash in lieu thereof.

“Copyrights” means (i) any and all copyright rights in any works subject to the copyright laws of the United States or any other country or group of countries; (ii) all registrations and applications for registration of any such copyright in the United States or any other country or group of countries, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office and the right to obtain all renewals thereof; (iii) the rights to sue for, past or future infringements of any of the foregoing; and (iv) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with 12 C.F.R. § 47.3(b), or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to such term in Section 9.20(a).

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Credit Party” means the Administrative Agent, any Issuing Bank or any Lender.

“Currency Due” has the meaning assigned to such term in Section 9.03(g).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to such term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Borrower or a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement; provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Borrower and such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event, or (e) has become (or whose direct or indirect parent company has become) subject to a Bail-In Action.

“Designation Date” has the meaning assigned to such term in the definition of “Existing Letters of Credit”.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than Equity Interest (that would not otherwise constitute Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of such change of control or asset sale event shall be subject to the prior indefeasible payment in full in cash of the Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, or is convertible or exchangeable for Indebtedness or redeemable for any consideration other than any Equity Interest Equity Interest (that would not otherwise constitute Disqualified Equity Interests) at the option of the holder thereof, in whole or in part, on or prior to the date that is one hundred twenty (120) days after the Maturity Date; provided that if such Equity Interest is issued pursuant to any plan for the benefit of the Borrower or its Subsidiaries or their officers or employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by the Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Lender” means (a) any competitors of the Borrower or its Subsidiaries designated in writing by or on behalf of the Borrower to the Administrative Agent from time to time, (b) any Persons engaged as principals primarily in private equity, mezzanine financing or venture capital and bank, financial institution or other institutional lender, in each case, designated in writing by the Borrower to the Administrative Agent on or prior to the Effective Date and (c) any Person that is (or becomes) an Affiliate of the entities described in the preceding clauses (a) and (b) (other than, with respect to clause (a), any bona fide debt fund affiliates thereof (except to the extent separately identified under clause (a) or (b) above)); provided that such Person is either readily identifiable as an Affiliate on the basis of its name or is identified in writing from time to time to the Administrative Agent by or on behalf of the Borrower; provided, further, that “Disqualified Lender” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Lender” by written notice to the Administrative Agent; provided, further, that nothing herein shall apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in Loans to the extent that any such party was not a Disqualified Lender at the time of the applicable assignment or participation, as the case may be.

“Disqualified Person” has the meaning assigned to such term in Section 9.04(e).

“Dollars” “dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of any state of the United States of America or the District of Columbia.

“EBITDA” means, for any period, the sum of:

(a)       Net Income for such period; plus

(b)       without duplication and to the extent deducted in determining Net Income for such period, the sum of:

(i)	Interest Expense for such period;

(ii)	federal, state, local and foreign income tax expense for such period;

(iii)	all amounts attributable to depreciation and amortization expense (excluding any amortization of content assets) for such period;

(iv)	amortization of intangibles (including, but not limited to, goodwill but excluding any amortization of content assets) for such period;

(v)	any extraordinary non-cash charges, expenses or losses for such period;

(vi)	non-cash compensation expenses, including as a result of any grant of equity or options to employees, officers, directors or contractors;

(vii)	costs and expenses incurred on or prior to the Effective Date with respect to the Transactions;

(viii)
expenses, charges and losses incurred in such period and which are reimbursed in cash during such period by Persons (other than the Borrower and its Subsidiaries) so long as such payments were not added in determining Net Income for such period;

(ix)
non-recurring fees, costs and expenses directly incurred during such period in connection with any of the following which are attempted, whether or not consummated: any Permitted Acquisition and any related debt or equity offering undertaken in connection therewith (in respect of which all or substantially all of the proceeds are intended to be used to pay the cash consideration for such Permitted Acquisition);

(x)	non-cash purchase accounting adjustments made during such period;

(xi)	all proceeds of business interruption insurance received during such period;

(xii)	unrealized losses on financial derivatives recognized in such period in accordance with SFAS No. 133;

(xiii)	any write-off or amortization made in such period of deferred financing costs or any write-down of assets or asset value carried on the balance sheet of the Borrower or any of its Subsidiaries;

(xiv)
any one-time restructuring charges incurred during such period (determined in accordance with GAAP); provided, that the aggregate amount added back pursuant to this clause (xiv) for such period, together with the aggregate amount of Expected Cost Savings added back pursuant to clause (xv) and the aggregate amount added back pursuant to clause (xvii) for such period, shall not exceed 25% of EBITDA for any relevant period (calculated prior to giving effect to such addbacks);

(xv)
the amount of any expected “run-rate” cost savings and synergies (collectively, “Expected Cost Savings”) (net of actual amounts realized) in connection with any Acquisition, Investment or Disposition permitted hereunder or any restructuring or cost savings initiative that are reasonably identifiable, factually supportable (in the good faith determination of the Borrower) and are projected to result from actions taken (including those taken prior to the Effective Date), committed to be taken or expected to be taken within eighteen (18) months; provided, that the aggregate amount of Expected Cost Savings added back pursuant to this clause (xv) for such period, together with the aggregate amount added back pursuant to clause (xiv) and the aggregate amount added back pursuant to clause (xvii) for such period, shall not exceed 25% of EBITDA for any relevant period (calculated prior to giving effect to such addbacks);

(xvi)	any other non-cash charges (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period); and

(xvii)
any charge attributable to and/or payment of any legal settlement, fine, judgment or order; provided, that the aggregate amount added back pursuant to this clause (xvii) for such period, together with the aggregate amount of Expected Cost Savings added back pursuant to clause (xv) and the aggregate amount added back pursuant to clause (xiv) for such period, shall not exceed 25% of EBITDA for any relevant period (calculated prior to giving effect to such addbacks); minus

(c)      without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (b)(xvi) taken in a prior period, (ii) any extraordinary gains and any non-cash items of income for such period, (iii) any interest income for such period, (iv) federal, state, local and foreign tax credits, refunds and rebates for such period and (v) any extraordinary gains arising from Dispositions made outside of the ordinary course of business for such period;

all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.  For the purposes of calculating EBITDA for any period of four (4) consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any sale, transfer, or Disposition of property, EBITDA for such Reference Period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such sale, transfer, or Disposition, as applicable, for such Reference Period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Borrower or any of its Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving effect thereto on a pro forma basis as if such Permitted Acquisition occurred on the first day of such Reference Period.  Notwithstanding the foregoing, EBITDA shall be deemed to be the following amounts for the following periods:  (A) for the fiscal quarter ending September 30, 2023, $43,430,000, (B) for the fiscal quarter ending December 31, 2023, $47,737,000, (C) for the fiscal quarter ending March 31, 2024, $40,865,000, and (D) for the fiscal quarter ending June 30, 2024, $43,642,000.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition and is subject to the supervision of an EEA Resolution Authority, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision of an EEA Resolution Authority with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means September 16, 2024.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Banks and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.04(b) (subject to such consents, if any, as may be required thereunder); provided that none of the Borrowers, any Affiliate of the Borrowers, any Defaulting Lender or any natural person shall be an Eligible Assignee.

“Employee Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is sponsored, maintained or contributed to by a Loan Party.

“Environmental Laws” means all laws, statutes, common law, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices, requirements or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, presence, release or threatened release of or exposure to any Hazardous Material or to employee health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation or remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the presence, generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing, but excluding any Indebtedness convertible for, or exchangeable into, any of the foregoing; provided that “Equity Interests” shall not include Convertible Debt.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to make any “minimum required contribution” (as defined in Section 430(a) of the Code) with respect to any Plan, at the time and in the amount provided for in Section 430 of the Code; (c) the filing pursuant to Section 412(c) of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Loan Party or any ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans in a distress termination described in Section 4041(c) of ERISA or to appoint a trustee to administer any Plan; (f) the incurrence by any Loan Party or any ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Loan Party or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Erroneous Payment” has the meaning assigned to such term in Section 8.10(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to such term in Section 8.10(d).

“Erroneous Payment Impacted Class” has the meaning assigned to such term in Section 8.10(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to such term in Section 8.10(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to such term in Section 8.10(f).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “€” means the single currency of the Participating Member States.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Account” means any (a) trust or escrow account or used exclusively for processing payments owing to counterparties in connection with payment services provided by the Borrower or any of its Subsidiaries, (b) account used exclusively for payroll, (c) zero balance accounts, (d) other accounts, so long as at any time the balance in all such accounts excluded pursuant to this clause (d) does not exceed $15,000,000 individually, and $75,000,000 in the aggregate for all such accounts, (e) account located in a foreign jurisdiction, (f) accounts exclusively holding cash collateral subject to a Permitted Encumbrance other than a Lien in favor of the Administrative Agent and (g) Receivables Collections Accounts.

“Excluded Subsidiary” means (i) any Foreign Subsidiary, (ii) any Domestic Subsidiary of a Foreign Subsidiary that is a CFC, (iii) any Foreign Subsidiary Holding Company, (iv) any Immaterial Domestic Subsidiary, (v) any Subsidiary (a) prohibited by applicable law or regulations or (b) prohibited by any contractual obligation existing on the Effective Date or on the date any such Subsidiary is acquired (so long as, in respect of any such contractual prohibition, such prohibition is not incurred in contemplation of such acquisition and only for so long as such restriction is continuing), in each case from guaranteeing the Secured Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee (unless such consent, approval, license or authorization has been received), (vi) any Subsidiary (including, for the avoidance of doubt, any Subsidiary that is treated as a disregarded entity for U.S. federal income tax purposes which may hold Equity Interests in a CFC) for which the provision of a Guarantee would result in a material adverse tax consequence to the Borrower or one of its Subsidiaries, as reasonably determined by the Administrative Agent, (vii) any broker-dealer subsidiary, special purpose entity, captive insurance subsidiary or not for profit subsidiary and (viii) any other Subsidiaries with respect to which the cost or consequence of providing such guaranty would, as reasonably determined by the Administrative Agent, be excessive in relation to the benefits to be obtained by the Lenders therefrom.

“Excluded Swap Obligation” means, with respect to any Loan Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient:  (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being a resident of, being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Note, Letter of Credit, Commitment or other Loan Document pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Note, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, an amount with respect to such Tax that was due and payable, but not yet paid to (A) such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or (B) such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f); and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Letters of Credit” means any letter of credit issued for the account the Borrower or any of its Subsidiaries prior to the Effective Date by (x) Citi, in its capacity as an Issuing Bank, or (y) Morgan Stanley Bank N.A., in its capacity as an Issuing Bank, that, in each case, is designated as an “Existing Letter of Credit” pursuant to a written agreement among the Borrower, the applicable Issuing Bank and the Administrative Agent, so long as such letter of credit could have been issued under Section 2.06 at the time of such designation (the “Designation Date”).

“Expected Cost Savings” has the meaning assigned to such term in the definition of “EBITDA”.

“Extended Commitment” means the Commitments, the maturity of which shall have been extended pursuant to Section 2.22.

“Extended Loans” means any Loans made pursuant to the Extended Commitments.

“Extension” has the meaning assigned to such term in Section 2.22(a).

“Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent and Borrower, be in the form of an amendment and restatement of this Agreement) among the Loan Parties, the applicable extending Lenders, the Administrative Agent and, to the extent required by Section 2.22, the Issuing Bank implementing an Extension in accordance with Section 2.22.

“Extension Offer” has the meaning assigned to such term in Section 2.22(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain Fee Letter, dated as of August 2, 2024, by and among the Borrower and the Administrative Agent, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Financial Covenants” means the covenants set forth in Section 6.11.

“Financial Officer” means the chief executive officer, chief financial officer, principal accounting officer, treasurer or controller or officer of equivalent duties of the applicable Loan Party.

“Floor” means a percentage per annum equal to 0.00%.

“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” means any Subsidiary substantially all the assets of which (directly or indirectly) are Equity Interests (including any debt instrument treated as equity for U.S. federal income tax purposes) of one or more Foreign Subsidiaries that are CFCs and/or Foreign Subsidiary Holding Companies.

“Funded Indebtedness” means, with respect to any Person and without duplication, (i) all Indebtedness of such Person of the types referred to in clauses (a), (b), (c), (d), (g), (j) and (l) of the definition of “Indebtedness” in this Section 1.01, (ii) all Indebtedness of others of the type referred to in clause (i) of this definition secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on, or payable out of the proceeds of production from, any property or asset of such Person, whether or not the obligations secured thereby have been assumed by such Person and (iii) all Guarantees of such Person with respect to Indebtedness of others of the type referred to in clause (i) of this definition.

“GAAP” means generally accepted accounting principles in the United States of America subject to Section 1.04.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision of any of the foregoing, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Guarantor Payment” has the meaning assigned to such term in Section 10.11.

“Hazardous Materials” means:  (a) any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” “solid waste,” “contaminant,” “pollutant” or words of similar import in any Environmental Law; (b) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and (c) any substance, material, or waste that is petroleum, petroleum-related, petroleum-containing or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, flammable, explosive, radioactive, freon gas, radon, or a pesticide, herbicide, or any other agricultural chemical.

“Immaterial Domestic Subsidiary” means, as of any date, any Domestic Subsidiary of the Borrower that does not have (i) total assets of in excess of 5.0% of Consolidated Total Assets of the Borrower and its Subsidiaries or (ii) EBITDA in excess 5.0% of EBITDA of the Borrower and its Subsidiaries, in each case, as of the last day of the most recently ended Reference Period for which financial statements have been (or were required to be) delivered pursuant to Sections 5.01(a) or 5.01(b), as applicable; provided that, any such Domestic Subsidiary, when taken together with all other Immaterial Domestic Subsidiaries that are not Loan Parties, does not have (i) total assets of in excess of 10% of Consolidated Total Assets of the Borrower and its Subsidiaries or (ii) EBITDA in excess 10% of EBITDA of the Borrower and its Subsidiaries, in each case, as of the last day of the most recently ended Reference Period for which financial statements have been (or were required to be) delivered pursuant to Sections 5.01(a) or 5.01(b), as applicable; provided further that, no Domestic Subsidiary that holds Intellectual Property material to the business or operations of Borrower and its Subsidiaries shall be an Immaterial Domestic Subsidiary.

“Immaterial Foreign Subsidiary” means, as of any date, any Foreign Subsidiary of the Borrower that does not have (i) total assets of in excess of 5.0% of Consolidated Total Assets of the Borrower and its Subsidiaries or (ii) EBITDA in excess 5.0% of EBITDA of the Borrower and its Subsidiaries, in each case, as of the last day of the most recently ended Reference Period for which financial statements have been (or were required to be) delivered pursuant to Sections 5.01(a) or 5.01(b), as applicable; provided that, any such Foreign Subsidiary, when taken together with all other Immaterial Foreign Subsidiaries, does not have (i) total assets of in excess of 10% of Consolidated Total Assets of the Borrower and its Subsidiaries or (ii) EBITDA in excess 10% of EBITDA of the Borrower and its Subsidiaries, in each case, as of the last day of the most recently ended Reference Period for which financial statements have been (or were required to be) delivered pursuant to Sections 5.01(a) or 5.01(b), as applicable; provided further that, no Foreign Subsidiary that holds Intellectual Property material to the business or operations of Borrower and its Subsidiaries shall be an Immaterial Foreign Subsidiary.

“Increasing Lender” has the meaning assigned to such term in Section 2.23(a)(i).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind in the nature thereof, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments that would appear as a liability on a balance sheet of such Person prepared in accordance with GAAP, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) trade accounts payable in the ordinary course of business, (ii) any earn-out obligation, purchase price adjustment or similar obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid when due and payable and (iii) liabilities associated with customer prepayments and deposits and payments owing to counterparties in connection with payment services provided by the Borrower or any Subsidiary), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) any other Off-Balance Sheet Liability, (k) any obligations with respect to any Swap Agreements to the extent required to be reflected as a liability on a balance sheet of such Person under GAAP and (l) any Disqualified Equity Interests; provided that the term “Indebtedness” shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller, (iii) contingent indemnity and similar obligations incurred in the ordinary course of business and (iv) customary obligations under employment agreements and deferred compensation arrangements.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in subsection (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Ineligible Institution” means a (a) natural person, (b) Defaulting Lender, (c) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided, that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business or (d) a Loan Party or a Subsidiary or other Affiliate of a Loan Party.

“Information” has the meaning assigned to such term in Section 9.12.

“Intellectual Property” means  any and all Patents, Copyrights, Trademarks, trade secrets, know-how, inventions (whether or not patentable), algorithms, software programs (including source code, object code and all related applications and data files, firmware and documentation and material relating thereto, together with any and all related rights, substitutions, replacements, updates and new versions of any of the foregoing), processes, product designs, industrial designs, blueprints, drawings, data, URLs and domain names, specifications, documentations, reports, catalogs, literature, and any other forms of technology or proprietary information of any kind, including all rights therein and all applications for registration or registrations thereof.

“Interest Coverage Ratio” means, at any date, the ratio of (a) EBITDA to (b) cash Interest Expense, all calculated for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date).

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Expense” means, with reference to any period, total interest expense (including that attributable to Capital Lease Obligations) (which, for the avoidance of doubt, shall not be net of, or reduced by, interest income received for such period) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including (a) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (b) net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP and (c) commitment fees pursuant to Section 2.12(a)), calculated on a consolidated basis for the Borrower and its Subsidiaries for such period in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan, the first Business Day of each January, April, July and October and the Maturity Date, and (b) with respect to any Term SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term SOFR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date.

“Interest Period” means with respect to any Term SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a Term SOFR Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period may extend beyond the Maturity Date.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” has the meaning assigned to such term in Section 6.04.

“IP Security Agreement” means any intellectual property security agreement entered into, on or after the Effective date by any Loan Party (as required by this Agreement or any other Loan Document), as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“IRS” means the United States Internal Revenue Service.

“Issuing Banks” means, individually and collectively as the context may require, (a) Citi, in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity, (b) MUFG Bank, Ltd., in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity, (c) Morgan Stanley Bank N.A., in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity, and (d) any other Lender from time to time designated by the Borrower as an Issuing Bank, with the consent of such Lender and the Administrative Agent, and the successors of such other Lender so designated as an Issuing Bank in such capacity.  Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by branches or Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.  At any time there is more than one Issuing Bank, all singular references to the Issuing Bank shall mean any Issuing Bank, either Issuing Bank, each Issuing Bank, the Issuing Bank that has issued the applicable Letter of Credit, or both (or all) Issuing Banks, as the context may require.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit C hereto.

“Judgment Currency” has the meaning assigned to such term in Section 9.03(g).

“LC Commitment” has the meaning assigned to such term in the definition of “LC Sublimit”.

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the U.S. Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the U.S. Dollar Equivalent of the aggregate amount of all LC Disbursements relating to Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Sublimit” means an aggregate amount equal to $100,000,000, subject to increase in accordance with Section 2.23 hereof, provided, that as to any Issuing Bank, such Issuing Bank’s commitment to provide a portion of the LC Sublimit shall not exceed such Issuing Bank’s Applicable Percentage (such amount as to any Issuing Bank, its “LC Commitment”), which such Issuing Bank’s LC Commitment may be decreased or increased (not to exceed the LC Sublimit) without the need for an amendment to this Agreement with the written consent of the applicable Issuing Bank, the Borrower and the Administrative Agent. As of the Effective Date, the LC Commitment of (i) Citi. is $50,000,000, (ii) Morgan Stanley Bank N.A. is $30,000,000 and (iii) MUFG Bank, Ltd. is $20,000,000.

“Lead Arrangers” means Citibank, N.A. and MUFG Bank, Ltd., in their capacity as joint lead arrangers.

“Lead Bookrunners” means Citibank, N.A. and MUFG Bank, Ltd., in their capacity as joint bookrunners.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Issuing Banks.

“Letter of Credit” means each standby letter of credit issued pursuant to this Agreement and shall include the Existing Letters of Credit, and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of collateral security.

“Limited Condition Acquisition” means any Permitted Acquisition which Borrower or any of its Subsidiaries is contractually committed to consummate, which commitment is not conditioned on the availability of, or on obtaining, third party financing.

“Liquidity” means, as of any date of determination, the sum of (x) the aggregate amount of Unrestricted Cash and Cash Equivalents of the Borrower and its Subsidiaries on deposit in accounts in the United States, plus (y) Available Commitments.

“Loan Documents” means, collectively, this Agreement, the Notes, the Collateral Documents, the Loan Guaranty, the Fee Letter and all other agreements, instruments and documents executed and delivered by a Loan Party to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby, together with any amendment, modification, supplement or joinder to the foregoing. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means (a) each of the Borrower’s Subsidiaries (other than Excluded Subsidiaries) which has guaranteed the Secured Obligations, and (b) with respect to Secured Obligations owed by any other Loan Party or other Subsidiary, the Borrower; provided, that subject to any administrative requirements of the Administrative Agent, the Borrower may elect to add any Domestic Subsidiary as a Loan Guarantor (each, a “Voluntary Domestic Guarantor”) so long as, commencing after the Effective Date, such Voluntary Guarantor complies with Section 5.09 as if it were not an Excluded Subsidiary at the time of such designation; provided further, that the Borrower, with the consent of the Administrative Agent, may elect to make any Foreign Subsidiary become a Loan Guarantor (each, a “Voluntary Foreign Guarantor”) in accordance with the terms of the Loan Documents and Section 5.09, and such election shall be subject to customary conditions, including, but not limited to, (i) the jurisdiction of incorporation of such potential Voluntary Foreign Guarantor being reasonably satisfactory to the Required Lenders, (ii) any reasonable and customary local law guaranty documentation reasonably necessary to effect such guaranty and reasonable and customary local law security documentation (to be governed by local law) acceptable to the Administrative Agent and (iii) Voluntary Foreign Guarantor Amendments to this Agreement and the other Loan Documents as may be reasonably necessary or appropriate, in the reasonable opinion of the Administrative Agent, in connection with a Foreign Subsidiary becoming a Loan Guarantor.

“Loan Guaranty” means Article X of this Agreement.

“Loan Parties” means the Borrower and each Loan Guarantor and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their successors and assigns, and the term “Loan Party” means any one of them or all of them individually, as the context may require.

“Loans” means the loans made by the Lenders pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any of its material obligations under the Loan Documents to which it is a party or (c) the validity or enforceability of the Loan Documents, taken as a whole, or the rights and remedies of the Administrative Agent and the Lenders, taken as a whole, under the Loan Documents.

“Material Foreign Subsidiary” means any Foreign Subsidiary of the Borrower that is not an Immaterial Foreign Subsidiary; provided that, any Foreign Subsidiary that holds Intellectual Property material to the business or operations of Borrower and its Subsidiaries shall be a Material Foreign Subsidiary.

“Material Indebtedness” means any Indebtedness (other than the Loans and Letters of Credit), or any obligations under Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $30,000,000.  For purposes of determining Material Indebtedness, the aggregate principal amount of “obligations” of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the aggregate amount that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time and after giving effect to any rights available under applicable laws or agreements with regard to collateral, netting, setoff or similar rights.

“Maturity Date” means the earliest to occur of (a) September 16, 2029, (b) any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof and (c) the date that the Loans, if any, are declared due and payable pursuant to Article VII hereof; provided, that individual Lenders may elect to extend the Maturity Date applicable to their Loans and Commitments pursuant to the terms and conditions of Section 2.22.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:  (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Note” and “Notes” have the meanings assigned to such terms in Section 2.10(e).

“Notice of Increase” has the meaning assigned to such term in Section 2.23(a)(i).

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Lenders, the Administrative Agent, any Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.  For the avoidance of doubt, the “Obligations” of any Loan Guarantor shall include the Guaranteed Obligations.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person (other than any customary repurchase obligations resulting from a breach of representations and warranties, covenants, servicing obligations and indemnities under a securitization facility), (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any other off-balance sheet liability under GAAP.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than a connection solely arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)).

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patents” means patents and patent applications, including (i) all continuations, divisionals, continuations-in-part, re-examinations, reissues, and renewals thereof and improvements thereon;   (ii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof; (iii) the right to sue for past, present, and future infringements thereof; and (iv) all rights corresponding thereto throughout the world.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Periodic Term SOFR Determination Day” has the meaning assigned to such term in the definition of “Term SOFR.”

“Permitted Acquisition” means any Acquisition (whether by purchase, merger, amalgamation, consolidation or otherwise) completed after the Effective Date in which each of the following conditions is satisfied, subject to Section 1.08 (as applicable):

(a)       the Person or business or assets which is the subject of such Acquisition is in a line of business that the Borrower and its Subsidiaries are permitted to be engaged in under Section 5.03(b);

(b)       all material third-party approvals and consents necessary in connection with such Acquisition shall have been obtained and be in full force and effect;

(c)       if acquiring a Person, unless such Person is contemporaneously merged with and into a Loan Party or a Subsidiary of a Loan Party, such Person becomes a wholly-owned direct or indirect Subsidiary of a Loan Party and, simultaneously with such Acquisition (or at such later date as the Administrative Agent may agree in its sole discretion), the Loan Parties shall have complied with or will comply with the requirements of Section 5.09 to the extent applicable; provided, that with respect to Acquisitions of assets that do not constitute Collateral or investments in entities that do not become Loan Parties, the aggregate amount of all such Acquisitions and Investments shall not exceed the greater of (x) $40,000,000 and (y) 25% of EBITDA for the period of four consecutive fiscal quarters having most recently ended prior to such date of determination and for which financial statements have been delivered pursuant to Sections 5.01(a) or 5.01(b), plus (y) any part of such Investments to be made solely with Equity Interests of the Borrower (or a direct or indirect parent thereof) or the proceeds from the issuance thereof;

(d)       such Acquisition shall be consummated in all material respects in accordance with all Requirements of Law;

(e)       no Default or Event of Default shall have occurred and be continuing or would result therefrom and all representations and warranties contained in this Agreement and in each other Loan Document shall be true and correct in all material respects on the date of the consummation of such Acquisition, except (A) to the extent that any such representation or warranty specifically refers to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date and (B) any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects;

(f)       with respect to any Acquisition the aggregate consideration of which exceeds $50,000,000, the Borrower shall have furnished to the Administrative Agent (for distribution to the Lenders) at least five (5) Business Days prior to the consummation of such Acquisition (or such shorter period of time as the Administrative Agent agrees) (i) to the extent available, audited financial statements (or, if unavailable, management prepared financial statements) of the target for its two (2) most recent fiscal years and for any fiscal quarters ended within the fiscal year to date and (ii) (x) to the extent required under applicable securities laws or (y) to the extent such Acquisition is a Qualifying Material Acquisition, pro forma financial statements of the Borrower and its Subsidiaries giving effect to the consummation of such Acquisition;

(g)       the Acquisition shall have been approved by the board of directors or other governing body or Controlling Person of the Person from whom such Equity Interests or assets are proposed to be acquired;

(h)       after giving effect to such Acquisition (including the incurrence, assumption or acquisition of any Indebtedness in connection therewith), the Borrower shall be in compliance with the Financial Covenants, calculated on a pro forma basis as if such Acquisition (including the incurrence, assumption or acquisition of any Indebtedness in connection therewith) had been consummated at the beginning of such period; and

(i)       as of the date of the Acquisition, a Financial Officer shall provide a certificate to the Administrative Agent and the Lenders certifying as to the matters set forth in the foregoing clauses, including the computation of the Financial Covenants referred to in clause (h) above.

“Permitted Call Hedging Agreement” means any agreement pursuant to which a Loan Party acquires a call or a capped call option (or substantively equivalent derivative transaction) requiring the counterparty thereto to deliver to the applicable Loan Party shares of common stock of such Loan Party (or other securities or property following a merger event, reclassification or other change of such common stock), the cash value of such shares (or such other securities property) or a combination thereof, or cash representing the termination value of such option from time to time upon settlement, exercise or early termination of such option, entered into by a Loan Party in connection with the issuance of Convertible Debt (including, without limitation the exercise of any over-allotment or initial purchaser’s or underwriter’s option).

“Permitted Encumbrances” means:

(a)       Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)      Liens imposed by statutory or common law, such as landlords’ carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or construction contractors’ Liens and other similar Liens imposed by law, arising in the ordinary course of business that secure amounts not overdue for a period of more than thirty (30) days or are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c)       (i) Liens incurred, pledges or deposits made in the ordinary course of business in connection with workers’ compensation, payroll taxes, unemployment insurance and other social security legislation, (ii) pledges or deposits made in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary or (iii) deposit arrangements in the ordinary course of business under which software or source code is placed in escrow with customers or a third party agent for the benefit of customers on a non-exclusive basis;

(d)      Liens incurred or deposits made to secure the performance of tenders, bids, trade contracts (other than for the payment of Indebtedness), governmental contracts and leases (other than Capital Lease Obligations), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, bankers’ acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business or consistent with past practices;

(e)      easements, rights-of-way, restrictions, covenants, conditions, encroachments, protrusions, zoning restrictions and other, similar non-monetary encumbrances, matters that are or would be reflected on a survey of any real property, irregularities of title, title defects affecting real property that, in the aggregate, in the ordinary course of business, do not materially interfere with the ordinary conduct of the business of the Borrower and the Subsidiaries, taken as a whole;

(f)        any interest or title of a lessor or sublessor in property leased or subleased by the Borrower or any Subsidiary;

(g)       Liens securing, or otherwise arising from, judgments, awards attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith not constituting an Event of Default under Section 7.01(k);

(h)       non-exclusive licenses or sublicenses of Intellectual Property granted to others in the ordinary course of business that do not interfere in any material respect with the business of the Loan Parties or their Subsidiaries, taken as a whole;

(i)       Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of the Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit, bank guarantee or other similar instrument to the extent such obligations are permitted by Section 6.01; and

(j)       Liens arising from precautionary UCC financing statements or any similar filings made in respect of operating leases or consignment or bailee arrangements entered into by the Borrower or any of the Subsidiaries;

provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money.

“Permitted Holder” means (i) Anthony Wood, (ii) the spouses and descendants of Anthony Wood and/or the spouses of any such descendants, (iii) the respective executors, administrators, guardians or conservators of the estates of any of Anthony Wood or the Persons described in clause (ii) above, (iv) trustees holding shares of Equity Interests of the Borrower in trust, the beneficiaries of which include only the persons described in clauses (i), (ii) or (iii) above, and (v) any employee stock ownership plan of the Borrower.

“Permitted Receivables Financing” means any transaction or transactions whereby the Borrower or any of its Subsidiaries enters into a receivables purchase, factoring or other similar facility and, in each case:

(a)       the Administrative Agent shall have received not less than ten (10) days (or such shorter period as the Administrative Agent may agree) prior written notice of the intended consummation of such facility;

(b)       the aggregate principal amount of all such facilities shall not exceed, at the time of incurrence of each such facility, $50,000,000;

(c)      such transaction shall be without recourse to the Borrower or such Subsidiary other than customary recourse terms provided for in the applicable documentation (and solely in connection with customary representations made with respect to the receivables sold thereunder (the “Purchased Receivables”));

(d)       obligations in respect of such Permitted Receivables Financing shall be secured only by Liens on the applicable Purchased Receivables and any Receivables Collections Account in respect thereof;

(e)       the terms and any discount rate applicable to such transaction shall be reasonable and customary based on market terms at such time; and

(f)        prior to, or after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

“Permitted Vendor Financing Arrangement” means any supply chain financing arrangement, structured vendor payable program, payables financing arrangement or any other similar payables arrangement or program pursuant to which the Borrower or any of its Subsidiaries provides a vendor an option to factor such vendor’s receivables owed by the Borrower or such Subsidiary; provided that, the aggregate principal amount of all such Permitted Vendor Financing Arrangements shall not exceed, at the time of incurrence thereof, $100,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Citibank, N.A. as its prime rate in effect at its principal offices in New York City.  Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Prohibited Transaction” means the occurrence of a “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA for which there was no exemption under Section 4975(d).

“Projections” has the meaning assigned to such term in Section 5.01(d).

“PTE” means a Prohibited Transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchased Receivables” has the meaning assigned to such term in the definition of “Permitted Receivables Financing”.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to such term in Section 9.20.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualifying Material Acquisition” means any Permitted Acquisition, if the aggregate consideration paid or to be paid in respect of such Permitted Acquisition (including as consideration, without limitation (and without duplication), the aggregate cash consideration and other transaction costs, the aggregate amount of equity issued, the aggregate principal amount of Indebtedness assumed or incurred and the maximum amount of any earnout or similar deferred obligation incurred or created by the Borrower or any of its Subsidiary, in each case, in connection therewith), exceeds $100,000,000 and the Borrower has designated such Permitted Acquisition as a “Qualifying Material Acquisition” by written notice to the Administrative Agent within thirty (30) days following the consummation of a Permitted Acquisition, together with a description of such Permitted Acquisition, which shall include the name of the acquired target or a summary description of the acquired assets and shall confirm that the aggregate purchase price for such Permitted Acquisition exceeds $100,000,000.

“Receivables Collections Account” means an account maintained by the Borrower or the applicable Subsidiary of the Borrower in respect of any Permitted Receivables Financing, solely for purposes of collecting the proceeds received from an account debtor with respect to the Purchased Receivables.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, or any combination thereof (as the context requires).

“Reference Period” has the meaning assigned to such term in the definition of “EBITDA”.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of any substance into or through the environment.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Requested Increase Amount” has the meaning assigned to such term in Section 2.23(a)(i).

“Requested Increase Date” has the meaning assigned to such term in Section 2.23(a)(i).

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Credit Exposure and unused Commitments representing more than 50% of the sum of the total Credit Exposure and unused Commitments at such time.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, chief accounting officer, secretary, assistant secretary, company secretary, treasurer or assistant treasurer, or other similar officer, manager or a director of a Loan Party and with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member or general partner thereof. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (x) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower or due upon conversion of any Convertible Debt.

“Revaluation Date” means each of the following:  (i) the date on which a Letter of Credit is issued, (ii) the first Business Day of each calendar month, (iii) the date of any amendment of a Letter of Credit that has the effect of increasing the face amount thereof, and (iv) any additional date as the Administrative Agent may reasonably determine.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of comprehensive Sanctions (which are, as of the date hereof, Cuba, Iran, North Korea, Syria, the Crimea, Kherson, and Zaporizhzhia regions of Ukraine, and the so-called Donetsk People’s Republic and Luhansk People’s Republic).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government (including, without limitation OFAC and the U.S. Department of State), the United Nations Security Council, the European Union, any EU member state, the United Kingdom (including, without limitation, His Majesty’s Treasury) or other relevant Governmental Authority (b) any Person operating, located, organized or resident in a Sanctioned Country or (c) any Person directly or indirectly owned, 50% or more, or controlled by, or acting or purporting to act on behalf of, any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means Requirements of Law relating to economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including, without limitation those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any EU member state, His Majesty’s Treasury of the United Kingdom or other relevant Governmental Authority, but excluding any Sanctions that would be considered counter-sanctions measures from the perspective of the United States.

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” means all Obligations, together with all (i) Banking Services Obligations; (ii) Swap Agreement Obligations owing to any Person that, at the time of entering into such arrangement with a Loan Party or any Subsidiary, was the Administrative Agent, a Lender or an Affiliate thereof, in each case, with respect to such Swap Agreement Obligations, to the extent designated by the Borrower in a written statement to the Administrative Agent as constituting Secured Obligations (such Swap Agreement Obligations, “Secured Swap Agreement Obligations”) and (iii) Erroneous Payment Subrogation Rights; provided, however, that the definition of “Secured Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“Secured Parties” means the Administrative Agent, each Lender, each Issuing Bank and each other provider of Secured Obligations as permitted pursuant to the definition thereof.

“Secured Swap Agreement Obligations” has the meaning assigned to such term in the definition of “Secured Obligations.”

“Securities Act” means the Securities Act of 1933.

“Security Agreement” means that certain Pledge and Security Agreement, dated as of the Effective Date, among the Borrower, each Subsidiary of the Borrower party thereto from time to time, and the Administrative Agent, for the benefit of the Administrative Agent, the Lenders and the other Secured Parties, and any other pledge or security agreement entered into, after the Effective Date by any Loan Party (as required by this Agreement or any other Loan Document), as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Adjustment” means a percentage per annum equal to 0.10%.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Sterling,” “£” refers to lawful money of the United Kingdom.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is at all times subordinated to payment of the Obligations in accordance with the terms set forth on Schedule 1.01.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held by the parent, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Borrower or a Loan Party, as applicable.

“Supported QFC” has the meaning assigned to such term in Section 9.20.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Agreement Obligations” means any and all obligations of the Loan Parties or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Person that, at the time of entering into such Swap Agreement, is the Administrative Agent, a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means:

(a)       for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)      for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one (1) month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Borrowing” means, as to any Borrowing, the Term SOFR Loans compromising such Borrowing.

“Term SOFR Loan” means a Loan that bears interest at a rate based on the Adjusted Term SOFR other than pursuant to clause (c) of the definition of “Alternate Base Rate”.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Funded Indebtedness” means, at any date, the aggregate principal amount of all Funded Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Total Net Leverage Ratio” means, as of any date, the ratio of (a) (x) Total Funded Indebtedness on such date less (y) the aggregate amount of Unrestricted Cash and Cash Equivalents of the Borrower and its Subsidiaries on deposit in accounts in the United States, as of such date in an aggregate amount not to exceed the greater of (i) $300,000,000 and (ii) 50% of EBITDA of the Borrower and its Subsidiaries on a consolidated basis for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date), to (b) EBITDA of the Borrower and its Subsidiaries on a consolidated basis for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date).

“Trademarks” means any and all trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, including (i) all renewals thereof; (ii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof; (iii) the right to sue for past, present and future infringements and dilutions thereof; (iv) the goodwill symbolized by the foregoing or connected therewith; and (v) all rights corresponding thereto throughout the world.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement, the borrowing of Loans and other credit extensions and the use of the proceeds thereof and the issuance of Letters of Credit hereunder, if any, in each case on the Effective Date.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Adjusted Term SOFR or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, Administrative Agent’s or any other Secured Party’s Lien on any Collateral.

“UK Bribery Act” means the UK Bribery Act of 2010, as amended.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” or “U.S.” means the United States of America.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is:  (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unrestricted Cash and Cash Equivalents” means, at any date, the cash and Cash Equivalents of the Loan Parties that are (or would be) included on the balance sheet of the Borrower as of such day which are not identified on such balance sheet as “restricted” (other than to the extent identified as “restricted” in favor of the Administrative Agent, for the benefit of the Secured Parties) in accordance with GAAP and which are free and clear of all Liens (other than non-consensual liens permitted under Section 6.02, Liens permitted by Sections 6.02(f) and (i) and liens in favor of the Secured Parties pursuant to the Collateral Documents).

“U.S. Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount; (b) if such amount is expressed in an Approved Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Approved Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with the Approved Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion); and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 9.20.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

“Voluntary Domestic Guarantor” has the meaning assigned to such term in the definition of “Loan Guarantor”.

“Voluntary Foreign Guarantor” has the meaning assigned to such term in the definition of “Loan Guarantor”.

“Voluntary Foreign Guarantor Amendments” has the meaning assigned to such term in Section 9.02(f).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower, any other Loan Party, the Administrative Agent and any other Person treated as a withholding agent for U.S. federal income tax purposes.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02    Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Term SOFR Loan”).

SECTION 1.03   Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendment and restatement, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. It is understood and agreed that any Indebtedness, Lien, Investment, Disposition, Restricted Payment, Affiliate transaction and/or restrictive agreement need not be permitted solely by reference to one category of Indebtedness, Lien, Investment, Disposition, Restricted Payment, Affiliate transaction and/or restrictive agreement under Sections 6.01, 6.02, 6.04, 6.05, 6.07, 6.08 and 6.09, respectively, but may instead be permitted in part under any combination thereof.

SECTION 1.04   Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, if after the Effective Date there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05    Status of Obligations.  The Secured Obligations are hereby designated as “senior indebtedness” or “designated senior indebtedness” (or any comparable term) under, and in respect of, any agreement or instrument governing Subordinated Indebtedness.

SECTION 1.06    Rates.  The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, Adjusted Term SOFR, Term SOFR or SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Alternate Base Rate, Adjusted Term SOFR, Term SOFR or SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes.  The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Alternate Base Rate, Adjusted Term SOFR, Term SOFR or SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Alternate Base Rate, Adjusted Term SOFR, Term SOFR, SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other act or omission related to or affecting the selection, determination or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.07    Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws):  (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.08   Limited Condition Acquisition. In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of (a) determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or metric, (b) determining the accuracy of representations or warranties (except customary “specified representations” and those representations included in the acquisition agreement related to such Limited Condition Acquisition that are material to the interests of the Lenders and only to the extent that Borrower or its applicable Subsidiary has the right to terminate its obligations under such acquisition agreement as a result of a breach of such representations), or (c) determining whether a Default or Event of Default (except with respect to an Event of Default under Section 7.01(a), (b), (h), (i) or (j)) shall have occurred and be continuing, at the option of the Borrower (and, if the Borrower elects to exercise such option, such option shall be exercised on or prior to the date on which the definitive agreement for such Limited Condition Acquisition is executed) (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), then notwithstanding anything else to the contrary contained in this Agreement, the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent period of four fiscal quarters then ended prior to the LCA Test Date for which consolidated financial statements of the Borrower are available, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.  If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any basket availability with respect to the incurrence of Indebtedness, the grant of Liens, or the making of Investments, Restricted Payments, Dispositions, mergers and consolidations or other transfer of all or substantially all of the assets of Borrower or any Subsidiary on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a pro forma basis assuming both that such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and have not been consummated.

SECTION 1.09    Exchange Rates; Currency Equivalents.

(a)          The Administrative Agent shall determine the U.S. Dollar Equivalent amounts of Letter of Credit extensions denominated in foreign currencies.  Such U.S. Dollar Equivalent shall become effective as of such Revaluation Date and shall be the U.S. Dollar Equivalent of such amounts until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by the Borrower hereunder or calculating the Financial Covenants hereunder or except as otherwise provided herein, the applicable amount of any Approved Currency for purposes of the Loan Documents shall be such U.S. Dollar Equivalent amount as so determined by the Administrative Agent.

(b)          Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Approved Currency, such amount shall be the U.S. Dollar Equivalent amount of such amount (rounded to the nearest unit of such foreign currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

ARTICLE II

THE CREDITS

SECTION 2.01    Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Loans to the Borrower in Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Credit Exposure exceeding such Lender’s Commitment.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

SECTION 2.02    Loans and Borrowings.

(a)          Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)         Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Term SOFR Loans, in each case, as the Borrower may request in accordance herewith.  Each Lender at its option may make any Term SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided, that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)          At the commencement of each Interest Period for any Term SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided, that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e).  Borrowings of more than one Type may be outstanding at the same time; provided, that there shall not at any time be more than a total of eight (8) Term SOFR Borrowings outstanding.

(d)          Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03    Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request either in writing (delivered by hand or fax) in a form approved by the Administrative Agent and signed by the Borrower or by telephone (such request a “Borrowing Request”) (a) in the case of a Term SOFR Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing; provided, that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, e-mail or fax to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i)          the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(ii)         the date of such Borrowing, which shall be a Business Day;

(iii)        whether such Borrowing is to be an ABR Borrowing or a Term SOFR Borrowing; and

(iv)        in the case of a Term SOFR, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Term SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04    [Reserved].

SECTION 2.05    [Reserved].

SECTION 2.06    Letters of Credit.

(a)          General.  Subject to the terms and conditions set forth herein, the Borrower may, as the applicant thereof for the support of its or its Subsidiaries’ obligations, request the issuance of (and the applicable Issuing Bank shall issue) Letters of Credit, in an amount up to the applicable Issuing Bank’s LC Commitment, denominated in Dollars or, to the extent such Issuing Bank then issues standby letters of credit in any Approved Currency, in such Approved Currency, in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Subsidiary’s obligations as provided in the first sentence of this clause (a), the Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Subsidiary that is an account party in respect of any such Letter of Credit).  Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of, with, or for the benefit of any Sanctioned Person or in any Sanctioned Country, (B) in any manner that would result in a violation of any Sanctions by any Person or (C) that could cause any Person to become a Sanctioned Person, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law relating to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it, or (iii) if the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Effective Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the applicable Designation Date shall be subject to and governed by the terms and conditions hereof.

(b)          Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal, or extension but in any event no less than three (3) Business Days prior to such date in the case of a Letter of Credit denominated in Dollars and no less than five (5) Business Days prior to such date in the case of a Letter of Credit denominated in an Approved Currency) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with clause (c) of this Section 2.06) and whether such Letter of Credit shall contain automatic extension or renewal provisions, the amount of such Letter of Credit, whether such Letter of Credit is to be denominated in Dollars or in an Approved Currency (and if in an Approved Currency, the applicable currency), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed the LC Sublimit, (ii) the aggregate face amount of all Letters of Credit issued by the applicable Issuing Bank shall not exceed such Issuing Bank’s LC Commitment and (iii) the Aggregate Credit Exposure shall not exceed the aggregate Commitments of all Lenders.

(c)          Expiration Date.  Each Letter of Credit shall expire (or be subject to termination or non-renewal by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any one-time renewal or extension thereof, including, without limitation, any automatic renewal provision, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date.  Each Letter of Credit with automatic extension or renewal provisions shall, subject to the right of the respective Issuing Bank to terminate such automatic renewal in accordance with the terms of such Letter of Credit upon the occurrence of an Event of Default, be automatically renewed for a successive one-year period on each anniversary of the date of the issuance of such Letter of Credit, until cancelled by the Borrower by notice to the applicable Issuing Bank in accordance with the terms of such Letter of Credit agreed upon at the time such Letter of Credit is issued; provided, that such Letter of Credit shall expire at or prior to the close of business on the date that is five (5) Business Days prior to the Maturity Date if not earlier cancelled.

(d)         Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof), including any Existing Letter of Credit, and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in clause (e) of this Section 2.06, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)         Reimbursement.  If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided, that, if such LC Disbursement is not less than $500,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing.  In the case of a Letter of Credit denominated in any Approved Currency, the Borrower shall reimburse the applicable Issuing Bank in accordance with this clause (e) in Dollars, unless the Borrower shall have requested that such payment be financed with an ABR Borrowing. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in any Approved Currency, the applicable Issuing Bank shall notify the Borrower of the U.S. Dollar Equivalent of the amount of the drawing promptly following the determination thereof. If the Borrower fails to make such payment when due (whether through payment or through a Borrowing), the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof (which in the case of any payment in any Approved Currency shall be, with respect to each Lender, the U.S. Dollar Equivalent thereof) and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower (which in the case of any payment in any Approved Currency shall be the U.S. Dollar equivalent thereof), in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement. In the event that (A) a drawing denominated in any Approved Currency is made and (B) the Dollar amount paid by any Borrower in respect of the reimbursement thereof, including pursuant to an ABR Borrowing, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in such Approved Currency equal to the drawing, the Borrower agrees, as a separate and independent obligation, to indemnify the applicable Issuing Bank for the loss resulting from its inability on that date to purchase such Approved Currency in the full amount of the drawing.

(f)          Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in clause (e) of this Section 2.06 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any adverse change in the relevant exchange rates or in the availability of any Approved Currency to the Borrower or in the relevant currency markets generally, or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.06, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided, that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)          Disbursement Procedures.  The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (and promptly confirmed in writing) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)         Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans and such interest shall be payable on the date when such reimbursement is due; provided, that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to clause (e) of this Section 2.06, then Section 2.13(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to clause (e) of this Section 2.06 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)           Replacement and Resignation of an Issuing Bank.

(i)          An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(ii)        Subject to the appointment and acceptance of a successor Issuing Bank, an Issuing Bank may resign as an Issuing Bank at any time upon thirty (30) days’ prior written notice to the Administrative Agent and the Borrower, in which case such Issuing Bank shall be replaced in accordance with Section 2.06(i)(i) above, except that only the consent of the Borrower Representative, the successor Issuing Bank and the Administrative Agent shall be required to appoint a successor Issuing Bank; provided that, if the Person that is the resigning Issuing Bank is also resigning as Administrative Agent at such time, its consent as Administrative Agent shall not be required (but the consent of any Person being appointed as successor Administrative Agent at such time shall be required (such consent not to be unreasonably withheld or delayed)).  After the resignation of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit then outstanding and issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, reinstate, or otherwise amend any then-existing Letter of Credit.

(j)          Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to 103% of the amount of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account.  Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure), be applied to satisfy other Secured Obligations.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all such Defaults have been cured or waived.

(k)         Issuing Bank Reports to the Administrative Agent.  Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section 2.06, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement, and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(l)          LC Exposure Determination.  For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

SECTION 2.07    Funding of Borrowings.

(a)         Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent and designated by the Borrower in the applicable Borrowing Request; provided, that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Banks.

(b)         Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section 2.07 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08    Interest Elections.

(a)         Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)          To make an election pursuant to this Section 2.08, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, e-mail or fax to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)          Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)          the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)         the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)        whether the resulting Borrowing is to be an ABR Borrowing or a Term SOFR Borrowing; and

(iv)        if the resulting Borrowing is a Term SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)          Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)          If the Borrower fails to deliver a timely Interest Election Request with respect to a Term SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term SOFR Borrowing and (ii) unless repaid, each Term SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09    Termination and Reduction of Commitments.

(a)          Unless previously terminated, all Commitments shall terminate on the Maturity Date.

(b)          The Borrower may at any time, without (subject to Section 2.16) premium or penalty, terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a backup standby letter of credit satisfactory to the Administrative Agent and the applicable Issuing Bank) in an amount equal to 105% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees, and (iv) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.

(c)          The Borrower may from time to time, without (subject to Section 2.16) premium or penalty, reduce the Commitments; provided, that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, and (ii) the Borrower shall not reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the Aggregate Credit Exposure would exceed the aggregate Commitments of all Lenders.

(d)         The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under clause (b) or (c) of this Section 2.09 at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section 2.09 shall be irrevocable; provided, that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or events, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10    Repayment of Loans; Evidence of Debt.

(a)          The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b)        Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)          The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)          The entries made in the accounts maintained pursuant to clause (b) or (c) of this Section 2.10 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of a conflict between the entries made in the accounts maintained pursuant to clause (b) or (c) of this Section 2.10 and the Register, the Register shall govern.

(e)          Any Lender may request that Loans made by it be evidenced by a promissory note (each a “Note” and, collectively, the “Notes”).  In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Notes in such form payable to such payee and its registered assigns.

SECTION 2.11     Prepayment of Loans.

(a)          Optional Prepayments. The Borrower shall have the right at any time and from time to time, without (subject to Section 2.16) premium or penalty, to prepay any Borrowing in whole or in part, subject to prior notice in accordance with clause (c) of this Section 2.11.

(b)          Mandatory Prepayments.  In the event and on such occasion that the Aggregate Credit Exposure exceeds the aggregate Commitments of all Lenders, the Borrower shall promptly (but in any event within five (5) Business Days) prepay the Loans and/or cash collateralize the LC Exposure in an aggregate amount equal to such excess.

(c)          The Borrower shall notify the Administrative Agent by telephone (and promptly confirmed in writing) of any prepayment hereunder (i) in the case of prepayment of a Term SOFR Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided, that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12     Fees.

(a)          The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than a Defaulting Lender, subject to Section 2.20) a commitment fee, which shall accrue at the rate set forth under the caption “Commitment Fee Spread” in the definition of Applicable Rate on the average daily amount of the Available Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Commitments terminate.  Accrued commitment fees shall be payable in arrears on the first Business Day of each January, April, July and October and on the date on which the Commitments terminate, commencing on the first such date to occur after the Effective Date.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(b)          The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender (other than a Defaulting Lender, subject to Section 2.20) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Term SOFR Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the applicable Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the applicable Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of each calendar quarter shall be payable on the first Business Day of each of each January, April, July and October following such last day, commencing on the first such date to occur after the Effective Date; provided, that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c)         The Borrower agrees to pay to the Administrative Agent, for its own account, and to any Lender, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent or such Lender.

(d)          All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13        Interest.

(a)          The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)          The Loans comprising each Term SOFR Borrowing shall bear interest at Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)         Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in clause (a) of this Section 2.13.

(d)          Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar quarter) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided, that (i) interest accrued pursuant to clause (c) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)          All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The Alternate Base Rate or Adjusted Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f)          Adjusted Term SOFR Conforming Changes.  In connection with the use or administration of Adjusted Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.  The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Adjusted Term SOFR.

SECTION 2.14    Alternate Rate of Interest.  Subject to Section 2.26:

(a)         if the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining Adjusted Term SOFR, Term SOFR or SOFR, as applicable, for any Interest Period, if applicable, or with respect to any Term SOFR Loans; or

(b)          if the Administrative Agent is advised by the Required Lenders Adjusted Term SOFR, Term SOFR or SOFR, as applicable, for such Interest Period, if applicable, or with respect to any Term SOFR Loan will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing (including, in respect of Term SOFR Loans, for such Interest Period);

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by electronic communication as provided in Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term SOFR Loan shall be ineffective and any such Term SOFR Borrowing shall be repaid or converted on the last day of the then current Interest Period applicable thereto and (ii) if any Borrowing Request requests a Term SOFR Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15    Increased Costs.

(a)          If any Change in Law shall:

(i)        impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank;

(ii)        impose on any Lender or any Issuing Bank or the applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Term SOFR Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)      subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Term SOFR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)         If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)         A certificate of a Lender or the applicable Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)         Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to clauses (a), (b) and (c) of this Section 2.15 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16    Break Funding Payments.  In the event of (a) the payment of any principal of any Term SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term SOFR Loan other than on the last day of an Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term SOFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any Term SOFR Loan other than on the last day of an Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (which shall not include any loss of margin or Applicable Rate).  In the case of a Term SOFR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at Adjusted Term SOFR that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest (as reasonably determined by such Lender) which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the applicable market arising from the liquidation or redeployment of funds or from any fees payable.  A certificate of any Lender setting forth, in reasonable detail, any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17    Withholding of Taxes; Gross-Up.

(a)          Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by such Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)          Payment of Other Taxes by the Loan Parties.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)         Evidence of Payment.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)         Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)          Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f)           Status of Lenders.

(i)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law and at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or as reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)        any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W‑8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)          in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed copies of IRS Form W-8ECI;

(3)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to a Loan Party as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4)          to the extent a Foreign Lender is not the Beneficial Owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W‑8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)       if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Effective Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)          Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this clause (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid.  This clause (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)          Survival.  Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)           Defined Terms.  For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

(j)          Without Duplication.  For the avoidance of doubt, no Loan Party shall be required to gross-up or indemnify a Recipient pursuant to this Section 2.17 for any Taxes to the extent another Loan Party has already grossed-up or indemnified such Recipient, or pay any Other Taxes to the extent another Loan Party has already paid such Other Taxes to the relevant Governmental Authority.

SECTION 2.18    Payments Generally; Allocation of Proceeds; Sharing of Setoffs.

(a)          The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 3:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent to one or more accounts as it may designate to the Borrower in writing from time to time, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in Dollars.

(b)          Any proceeds of Collateral received by the Administrative Agent (i) not constituting a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as otherwise set forth in this Agreement), or (ii) after an Event of Default has occurred and is continuing, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Banks from the Borrower (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower (other than in connection with Banking Services Obligations or Swap Agreement Obligations), third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements, fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit, to be held as cash collateral for such Obligations, sixth, to payment of any amounts owing with respect to Banking Services Obligations and Secured Swap Agreement Obligations, and seventh, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrower.  Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party.  Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Term SOFR Loan, except (a) on the expiration date of the Interest Period applicable to any such Term SOFR Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans and, in any such event, the Borrower shall pay the break funding payment required in accordance with Section 2.16.  The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

Notwithstanding the foregoing, Obligations arising under Banking Services Obligations or Swap Agreement Obligations shall be excluded from the application described above and paid in clause sixth if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may have reasonably requested from the applicable provider of such Banking Services or Swap Agreements.

(c)         At the election of the Borrower but subject to the conditions set forth in Section 4.02, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower pursuant to Section 2.03 or a deemed request as provided in this Section 2.18 or may be deducted from any deposit account of the Borrower maintained with the Administrative Agent.

(d)         If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to (A) the Borrower or any Subsidiary (as to which the provisions of this paragraph shall apply) or (B) to the extent such payment is made directly by the Borrower or any Subsidiary (and is not otherwise permitted by this Agreement), any Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e)         Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)         If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and apply any such amounts to, any future funding obligations of such Lender hereunder; application of amounts pursuant to (i) and (ii) above shall be made in such order as may be determined by the Administrative Agent in its discretion.

(g)          The Administrative Agent may from time to time provide the Borrower with billing statements or invoices with respect to any of the Secured Obligations (the “Billing Statements”).  The Administrative Agent is under no duty or obligation to provide Billing Statements, which, if provided, will be solely for the Borrower’s convenience.  The Billing Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations.  If the Borrower pays the full amount indicated on a Billing Statement on or before the due date indicated on such Billing Statement, the Borrower shall not be in default; provided, that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the payment due at that time shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.

SECTION 2.19    Mitigation Obligations; Replacement of Lenders.

(a)          If any Lender requests compensation under Section 2.15, or if the Borrower or the Loan Guarantors are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or 10.09, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15, 2.17 or 10.09, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)         If (i) any Lender requests compensation under Section 2.15, (ii) any Lender fails to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto, (iii) the Borrower or the Loan Guarantors are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or Section 10.09, or (iv) any Lender becomes a Defaulting Lender, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.19(a), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (A) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Banks), which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (C) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Sections 2.17 or 10.09, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section 2.19 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender making such assignment need not be a party thereto.

SECTION 2.20    Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)          fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)          such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02) or under any other Loan Document; provided, that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(c)          if any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)         all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that the sum of all non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments; and

(ii)        if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent, cash collateralize for the benefit of the Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)       if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to Section 2.20(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)      if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.20(c), then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or

(v)       if all or any portion of such Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to Section 2.20(c), then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks until such LC Exposure is cash collateralized and/or reallocated;

(d)         so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue or increase any Letter of Credit, unless it is reasonably satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein);

(e)          if (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the Effective Date and for so long as such event shall continue or (ii) an Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Issuing Bank shall not be required to issue or increase any Letter of Credit unless such Issuing Bank shall have entered into arrangements with the Borrower or such Lender, reasonably satisfactory to such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder; and

(f)           in the event and on the date that each of the Administrative Agent, the Borrower, and each Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

Nothing contained herein shall be deemed to be a release of any claims of the Administrative Agent or the Borrower against any Defaulting Lender for its breach of any of its obligations under this Agreement.

SECTION 2.21   Returned Payments.  If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender.  The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds.  The provisions of this Section 2.21 shall survive the termination of this Agreement.

SECTION 2.22    Amend and Extend Transactions.

(a)         The Borrower may, by written notice to the Administrative Agent from time to time, request an extension (each, an “Extension”) of the Maturity Date to the extended maturity date specified in such notice.  Such notice shall (i) set forth the amount of Commitments that will be subject to the Extension (which request shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000), and (ii) set forth the date on which such Extension is requested to become effective (which shall be not less than ten (10) Business Days nor more than sixty (60) days after the date of such Extension notice (or such longer or shorter periods as the Administrative Agent shall agree in its sole discretion)).  The Lenders shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Lender pursuant to procedures established by, or reasonably acceptable to, the Administrative Agent and Borrower.  If the aggregate principal amount of Commitments in respect of which Lenders shall have accepted the relevant Extension Offer (“Extending Lenders”) shall exceed the maximum aggregate principal amount of Commitments subject to the Extension Offer as set forth in the Extension notice, then the Commitments of the Extending Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts with respect to which such Extending Lenders have accepted such Extension Offer.  Notwithstanding anything to the contrary in this Agreement, any individual Lender’s agreement to extend its Commitments, in whole or in part, pursuant to this Section 2.22 shall be in such Lender’s sole discretion.

(b)         The following shall be conditions precedent to the effectiveness of any Extension:  (i) no Default or Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Extension, (ii) the representations and warranties set forth in Article III and in each other Loan Document shall be deemed to be made and shall be true and correct in all material respects on and as of the effective date of such Extension, (iii) each relevant Issuing Bank shall have consented to any Extension of the Commitments, to the extent that such Extension provides for the issuance or extension of Letters of Credit at any time during the extended period and (iv) the terms of such Commitments to be extended (the “Extended Revolving Credit Commitments”) shall comply with clause (c) of this Section 2.22.

(c)         The terms of each Extension shall be determined by the Borrower and the applicable Extending Lenders and set forth in an Extension Amendment; provided, that (i) the final maturity date of any Extended Revolving Credit Commitment shall be no earlier than the Maturity Date, (ii) there shall be no scheduled amortization of the loans or reductions of commitments under any Extended Revolving Credit Commitments, (iii) the Extended Loans will rank pari passu in right of payment and security with the existing Loans and the borrower, guarantors and collateral of the Extended Revolving Credit Commitments shall be the same as the borrower, Guarantors and Collateral with respect to the existing Loans, (iv) the interest rate margin and any fees applicable to any Extended Revolving Credit Commitment (and the Extended Loans thereunder) shall be determined by Borrower and the applicable extending Lenders, (v) borrowing and prepayment of Extended Loans, or reductions of Extended Revolving Credit Commitments, and participation in Letters of Credit, shall be on a pro rata basis with the other Loans or Commitments (other than upon the maturity of the non-Extended Loans and Commitments) and (vi) the terms of the Extended Revolving Credit Commitments shall be substantially identical to the terms set forth herein.

(d)          In connection with any Extension, the Borrower, the Administrative Agent and each applicable Extending Lender shall execute and deliver to the Administrative Agent an Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extension.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension.  Any Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to implement the terms of any such Extension, including any amendments necessary to establish Extended Revolving Credit Commitments as tranche of Commitments and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranche (including to preserve the pro rata treatment of the extended and non-extended tranches and to provide for the reallocation of Credit Exposure upon the expiration or termination of the commitments under any tranche), in each case on terms consistent with this Section 2.22.

SECTION 2.23    Increase of Commitments.

(a)         The Borrower shall have the right at any time after the Effective Date to request that the aggregate Commitments hereunder be increased (a “Commitment Increase”) in accordance with the following provisions and subject to the following conditions:

(i)         The Borrower shall give the Administrative Agent, which shall promptly deliver a copy thereof to each of the Lenders, at least ten (10) Business Days’ prior written notice (a “Notice of Increase”) of any such requested increase specifying the aggregate amount by which the Commitments are to be increased (the “Requested Increase Amount”), which shall be at least $10,000,000, the requested date of increase (the “Requested Increase Date”) and the date by which the Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Credit Commitments (the “Commitment Date”).  Each Lender that is willing in its sole discretion to participate in such requested Commitment Increase (each an “Increasing Lender”) shall give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment.

(ii)        Promptly following each Commitment Date, the Administrative Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase.  In addition, the Borrower may extend offers to one or more Eligible Assignees, each of which must be reasonably satisfactory to the Administrative Agent, (such consent not to be unreasonably withheld) to participate in any portion of the requested Commitment Increase in excess of the amount that all Increasing Lenders have committed to; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount of not less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof.  Any such Eligible Assignee that agrees to acquire a Commitment pursuant hereto is herein called an “Additional Lender”.

(iii)      Effective on the Requested Increase Date, subject to the terms and conditions hereof, (x) the Commitment Schedule shall be deemed to be amended to reflect the increases contemplated hereby, (y) the Commitment of each Increasing Lender shall be increased by an amount determined by the Administrative Agent and the Borrower (but in no event greater than the amount by which such Lender is willing to increase its Commitment), and (z) each Additional Lender shall enter into an agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent pursuant to which it shall undertake, as of such Requested Increase Date, a new Commitment in an amount determined by the Administrative Agent and the Borrower (but in no event greater than the amount by which such Lender is willing to participate in the requested Commitment Increase), and such Additional Lender shall thereupon be deemed to be a Lender for all purposes of this Agreement.

(iv)        If on the Requested Increase Date there are any Loans outstanding hereunder, the Borrower shall borrow from all or certain of the Lenders and/or prepay Loans of all or certain of the Lenders such that, after giving effect thereto and notwithstanding the provisions in this Agreement requiring that borrowings and prepayments be made ratably and in certain minimum amounts, the Loans (including, without limitation, the Types and Interest Periods thereof) and such participations shall be held by the Lenders (including for such purposes the Increasing Lenders and the Additional Lenders) ratably in accordance with their respective Commitments.  On and after each Increase Date, the ratable share of each Lender’s participation in Letters of Credit and Loans from draws under Letters of Credit shall be calculated after giving effect to each such Commitment Increase.

(b)          Anything in this Section 2.23 to the contrary notwithstanding, no increase in the aggregate Commitments hereunder pursuant to this Section 2.23 shall be effective unless:

(i)         as of the date of the relevant Notice of Increase and on the relevant Requested Increase Date and after giving effect to such increase (or, if such increase is requested in connection with any Limited Condition Acquisition, as of the LCA Test Date), (x) no Default or Event of Default shall have occurred and be continuing and (y) the condition set forth in Section 4.02(a) shall be required to be satisfied; provided, that the condition set forth in the foregoing clause (x) may be waived by the Increasing Lenders providing a Commitment Increase in connection with any Limited Condition Acquisition, except with respect to Events of Default under Section 7.01(a), (b), (h), (i) and (j);

(ii)       to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (A) customary legal opinions, board resolutions and officers’ certificates consistent with the documentation delivered on the Effective Date (conformed as appropriate) other than changes to such legal opinions resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (B) any reaffirmation or similar documentation as reasonably requested by the Administrative Agent in order to ensure that such Increasing Lender or Additional Lender is provided with the benefit of the applicable Loan Documents;

(iii)      after giving effect to any such Commitment Increases, the aggregate amount of all such Commitment Increases entered into since the Effective Date shall not exceed the sum of (A) the greater of (i) $300,000,000 and (ii) 100% of EBITDA of the Borrower and its Subsidiaries on a consolidated basis for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered pursuant to Sections 5.01(a) or 5.01(b), as applicable, plus (B) an unlimited amount so long as the Total Net Leverage Ratio for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered pursuant to Sections 5.01(a) or 5.01(b), as applicable, calculated after giving effect thereto on a pro forma basis as if the incurrence of such Commitment Increases (without netting any cash received from the incurrence thereof and assuming that such commitments are fully drawn) and the application of proceeds therefrom occurred on the first day of such Reference Period, does not exceed 3.50:1.00 (and the Borrower shall have delivered to the Administrative Agent reasonably detailed calculations thereof); and

(iv)        as of the date of the relevant Notice of Increase and on the relevant Requested Increase Date before and after giving effect to such increase (or, if such increase is requested in connection with any Limited Condition Acquisition, as of the LCA Test Date), in the case any Commitment Increase in reliance on Section 2.23(iii)(A), the Borrower shall be in pro forma compliance with the Financial Covenants for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered to the Administrative Agent and the Borrower shall have delivered to the Administrative Agent reasonably detailed calculations demonstrating such compliance;

provided that, notwithstanding anything to the contrary herein, in the event that the Commitment Increase is requested for the purpose of, and used for, financing a Limited Condition Acquisition, any bringdown of the representations and warranties herein shall be limited to customary “specified representations” and those representations included in the acquisition agreement related to such Limited Condition Acquisition that are material to the interests of the Lenders and only to the extent that Borrower or its applicable Subsidiary has the right to terminate its obligations under such acquisition agreement as a result of a breach of such representations.

SECTION 2.24    Banking Services and Swap Agreements.  Each Lender or Affiliate thereof providing Banking Services for, or having Swap Agreements with, the Borrower or any of its Subsidiaries shall deliver to the Administrative Agent, reasonably promptly after entering into such Banking Services or Swap Agreements, written notice thereof, in each case, to the extent such Banking Services or Swap Agreements relate to Secured Obligations.  In furtherance of that requirement, each such Lender or Affiliate thereof shall furnish the Administrative Agent, from time to time promptly upon a request therefor, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Agreement Obligations that constitute Secured Obligations, together with such supporting documentation as the Administrative Agent may have reasonably requested from the applicable provider of such Banking Services or Swap Agreement.  The most recent information provided to the Administrative Agent shall be used in determining which tier of the waterfall, contained in Section 2.18(b), such Banking Services Obligations and/or Swap Agreement Obligations will be placed.

SECTION 2.25    Benchmark Replacement Setting.

(a)         Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the applicable then‑current Benchmark with a Benchmark Replacement.  Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders.  No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.25(a) will occur prior to the applicable Benchmark Transition Start Date.

(b)         Benchmark Replacement Conforming Changes.  In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)          Notices; Standards for Decisions and Determinations.  The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement, and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement.  The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.25(d) and (y) the commencement of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders ) pursuant to this Section 2.25, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.25.

(d)         Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the applicable then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” or “Interest Payment Date” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non‑representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” or “Interest Payment Date” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)          Benchmark Unavailability Period.  Upon the Borrower’s receipt of notice or the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any pending request for Term SOFR Borrowing of, conversion to or continuation of Term SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans and (ii) any outstanding affected Term SOFR Loans will be deemed to have been converted into ABR Loans immediately.  During a Benchmark Unavailability Period, the component of ABR based upon then-current Benchmark will not be used in any determination of ABR.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lenders that:

SECTION 3.01    Organization; Powers.  Each of the Loan Parties and each of its Subsidiaries that is a Material Foreign Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02    Authorization; Enforceability.  The Transactions are within each Loan Party’s corporate or limited liability company powers, as the case may be, and have been duly authorized by all necessary corporate or limited liability company and, if required, stockholder or member action.  Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03    Governmental Approvals; No Conflicts.

The Transactions (a) do not, on the part of any Loan Party or any of its Subsidiaries, require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under, or give rise to a right to require any payment to be made by any Loan Party or any of its Subsidiaries under, (i) any indenture or loan agreement, in each case, evidencing Material Indebtedness, (ii) any Swap Agreement or (iii) any other material agreement, in each case which is binding upon any Loan Party or any of its Subsidiaries or its assets, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens permitted by Section 6.02, in each case of clauses (a), (b) or (c)(iii), except as would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04    Financial Condition; No Material Adverse Change.

(a)          The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2023, reported on by Deloitte and Touche LLP, independent public accountants.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b)          No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 31, 2023.

SECTION 3.05    Properties.

(a)          Each of the Loan Parties and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property, except for defects in title that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)          Schedule 3.05(b) sets forth, as of the Effective Date, a complete and accurate list of (i) all U.S. registrations and applications for Patents, Trademarks and Copyrights owned or purported to be owned and currently maintained by each of the Loan Parties and (ii) all material U.S. registrations and applications for Patents, Trademarks and Copyrights owned or purported to be owned by Subsidiaries of the Loan Parties, in each case, showing as of the Effective Date, the registration and application numbers and the dates of registration and application (all such Intellectual Property required to be set forth in Schedule 3.05(b), together with all such Intellectual Property hereafter acquired by a Loan Party or its Subsidiary, the “Company Registered IP”). Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company Registered IP is subsisting and has not been adjudged invalid or unenforceable in whole or part and is valid and enforceable (other than any invalidity as a result of the expiration of the statutory term for such Intellectual Property), and all filings, recordings and other acts have been made or performed, and all required fees and taxes have been paid, to maintain and protect each applicable Loan Party’s and Subsidiary’s interest in any of such Intellectual Property. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each applicable Loan Party or Subsidiary is the sole owner (except as otherwise set forth on Schedule 3.05(b)) of the right, title and interest in and to such Company Registered IP and has used proper statutory notice in connection with its use of such Intellectual Property, as applicable.

(c)         Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Loan Parties and its Subsidiaries owns, or is licensed to use, all Company Registered IP and all other material Intellectual Property used in, and necessary for, the conduct of its business, and the use thereof by each of the Loan Parties and its Subsidiaries does not conflict with, infringe upon, misappropriate, dilute, misuse or otherwise violate the rights of any other Person.

(d)         Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, no claim, investigation, litigation or proceeding has been asserted or is pending or threatened in writing against any Loan Party or its Subsidiaries (i) challenging or seeking to deny or restrict any Loan Party’s or its Subsidiary’s rights in or use of any Intellectual Property, (ii) alleging that any Loan Party’s or its Subsidiary’s rights in or use of Intellectual Property, or the operation of any Loan Party’s or its Subsidiary’s business, infringes, misappropriates, dilutes, misuses or otherwise violates any Intellectual Property or any other proprietary right of any other Person, or (iii) alleging that any Intellectual Property is being licensed or sublicensed in violation or contravention of the terms of any license or other agreement. No Person is engaging in any activity that infringes, misappropriates, dilutes, misuses or otherwise violates or conflicts with any Intellectual Property owned or purported to be owned by any Loan Party or its Subsidiary or any Loan Party’s or its Subsidiary’s rights in or use thereof, except for any such activity that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e)          Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the consummation of the transactions contemplated by the Loan Documents will not result in the termination or impairment of any agreements, licenses, permits, consents and orders relating to the license, development, use, covenant not to sue, or disclosure of any Intellectual Property (“IP Agreements”) to which any Loan Party or its Subsidiaries is a party or a beneficiary, Company Registered IP, or other Intellectual Property used in, or necessary for, the conduct of the business of any Loan Party or its Subsidiaries. Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, with respect to each IP Agreement to which any Loan Party or its Subsidiaries is a party or a beneficiary: (i) such IP Agreement is valid and binding and in full force and effect; (ii) the applicable Loan Party or its Subsidiary has not received any notice of a termination, cancellation, breach or default under such IP Agreement, which breach or default has not been cured; (iii) such Loan Party or its Subsidiary has not granted to any other third party any rights, adverse or otherwise, under such IP Agreement; and (iv) no party to such IP Agreement is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such IP Agreement.

(f)          Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, as of the Effective Date, no Loan Party or its Subsidiary, Company Registered IP, IP Agreement, or Intellectual Property used in the conduct of the business of any Loan Party or its Subsidiaries is subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use of any Intellectual Property or that would impair the validity or enforceability of any Intellectual Property that is contained within the Collateral.

SECTION 3.06    Litigation and Environmental Matters.

(a)          There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of its Subsidiaries (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b)          Except as, individually and in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither any Loan Party nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim or threatened claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07   Compliance with Laws and Agreements.  Each Loan Party and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08    Investment Company Status.  No Loan Party nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under the Investment Company Act of 1940.

SECTION 3.09     Taxes.  Each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10    ERISA.

(a)         No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  Except as could not reasonably be expected to result in a Material Adverse Effect, with respect to each Plan, the “funding target,” as defined in Section 430(d)(1) of the Code, with respect to such Plan, does not exceed the fair market value of all such Plan’s assets, as determined pursuant to Section 430(g) of the Code, all determined as of the then-most recent valuation date for such Plan using the actuarial assumptions used to determine the Plan’s “funding target attainment” percentage as defined in Section 430(d) of the Code.

(b)          Except as could not reasonably be expected to result in a Material Adverse Effect, with respect to each Employee Benefit Plan, (i) Each Loan Party has materially complied with all of the applicable requirements of ERISA and the Code, all Employee Benefit Plans have been administered in all material respects in compliance with ERISA and the Code, all contributions to, allocations under, and payments from, the Employee Benefit Plans required to be made in accordance with the terms of the Employee Benefit Plans have been made in all material respects in compliance with ERISA, and all reports required by any governmental agency with respect to each Employee Benefit Plan have been filed; (ii) no actions, suits, or claims with respect to the assets of the Employee Benefit Plans are pending or threatened, and no Loan Party has knowledge of any facts which could reasonably be expected to give rise to any actions, suits, or claims with respect to the assets of the Employee Benefit Plans; and (iii) favorable determination letters have been obtained from the IRS with respect to each Employee Benefit Plan which is intended to comply with the provisions of Section 401(a) of the Code, and to each Loan Party’s knowledge, each such Employee Benefit Plan complies in all material respects in form and in operation, with the requirements of Section 401(a) of the Code, the relevant provisions of ERISA, and any other applicable laws, rules, and regulations.

(c)          The Borrower represents and warrants as of the Effective Date that the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

SECTION 3.11     Disclosure.

(a)          The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other written information (other than any projected financial information or other forward-looking information or information of a general economic or general industry specific nature) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (taken as a whole), in the light of the circumstances under which they were made, not materially misleading; provided, that, with respect to projected financial information or other forward-looking information or information of a general economic or general industry specific nature, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that any such information may differ from actual results and such differences may be material).

(b)          The information included in any Beneficial Ownership Certification delivered pursuant to this Agreement is true and correct in all respects.

SECTION 3.12    Capitalization and Subsidiaries.

(a)        Schedule 3.12(a) sets forth (a) a correct and complete list of the name and relationship to the Borrower of each and all of the Borrower’s Subsidiaries and (b) the type of entity and jurisdiction of organization of the Borrower and each of its Subsidiaries.  All of the issued and outstanding Equity Interests owned by any Loan Party has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non-assessable.

(b)          Schedule 3.12(b) sets forth each Material Foreign Subsidiary.

SECTION 3.13    Security Interest in Collateral.  Subject to the provisions, limitations and/or exceptions set forth in this Agreement and/or any other Loan Document, the provisions of this Agreement and the other Loan Documents create legal and valid Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, and, upon filing a UCC financing statement in the Loan Parties’ applicable jurisdiction of organization and/or any other perfection action required under the terms of any Loan Document, such Liens constitute perfected Liens (with the priority that such Liens are expressed to have under the relevant Collateral Documents, unless otherwise permitted hereunder or under any Collateral Document) on the Collateral (to the extent such Liens are then required to be perfected under the terms of the Loan Documents) securing the Secured Obligations, in each case as and to the extent set forth therein.

SECTION 3.14    Federal Reserve Regulations.  No part of the proceeds of any Loan or Letter of Credit has been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.  No Loan Party is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock.

SECTION 3.15     Anti-Corruption Laws and Sanctions; USA Patriot Act.

(a)          Each Loan Party has implemented and maintains in effect policies and procedures reasonably designed to procure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees, agents, advisors and affiliates  with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers, directors and employees and, to the knowledge of such Loan Party, its agents, advisors and affiliates, are in compliance with applicable Sanctions and, in all material respects, with Anti-Corruption Laws.  None of any Loan Party, any Subsidiary, nor any of their respective directors, officers, or employees, nor to the knowledge of such Loan Party any of their affiliates, advisors or agents is a Sanctioned Person.  The Borrower will not directly or indirectly use the proceeds of Borrowings or Letters of Credit in violation of Anti-Money Laundering Laws, Anti-Corruption Laws or applicable Sanctions.

(b)          To the extent applicable, each Loan Party is in compliance, in all material respects, with the USA PATRIOT Act.

(c)          To the extent applicable, each Loan Party is in compliance, in all material respects, with Anti-Money Laundering Laws.

SECTION 3.16    Common Enterprise.  The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party.  Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrower hereunder, both in their separate capacities and as members of the group of companies.  Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and/or indirect benefit to such Loan Party, and is in its best interest.

SECTION 3.17    Not an Affected Financial Institution.  No Loan Party is an Affected Financial Institution.

SECTION 3.18    Solvency.  As of the Effective Date, after giving effect to the Transactions, (a) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, at a fair valuation, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

ARTICLE IV

CONDITIONS

SECTION 4.01    Conditions to Initial Loans.  The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder, in each case, on the Effective Date, shall not become effective until each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)          Credit Agreement and Other Loan Documents.  The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include fax or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of each of the Loan Documents to be entered into as of the Effective Date and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the Transactions contemplated by this Agreement and the other Loan Documents, including any Notes requested by a Lender pursuant to Section 2.10 payable to each such requesting Lender and its registered assigns and a written opinion of the Loan Parties’ counsel, addressed to the Administrative Agent, the Issuing Banks and the Lenders and in form and substance reasonably satisfactory to the Administrative Agent.

(b)          Financial Statements and Projections.  The Lenders shall have received (i) audited consolidated financial statements of each of the Borrower and its Subsidiaries for the fiscal years ending December 31, 2021, December 31, 2022 and December 31, 2023, (ii) unaudited consolidated financial statements of each of the Borrower and its Subsidiaries for the fiscal quarters ending March 31, 2024 and June 30, 2024, and (iii) reasonably satisfactory financial statement projections through and including each of the Borrower’s 2024 through 2028 fiscal years, together with such information as the Administrative Agent shall reasonably request (including, without limitation, a detailed description of the assumptions used in preparing such projections).

(c)          Closing Certificates.  The Administrative Agent shall have received a certificate of each Loan Party, dated the Effective Date and executed by a Responsible Officer of such Loan Party, which shall (A) certify the resolutions of its board of directors, members or other equivalent governing body, as applicable, authorizing the execution, delivery and performance by such Loan Party of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including (i) the certificate or articles of incorporation or organization or equivalent formation document, as applicable, of such Loan Party certified as of a recent date by the relevant authority of the jurisdiction of organization of such Loan Party, (ii) a true and correct copy of its by-laws, limited liability company agreement, operating agreement or equivalent governing document as applicable, of such Loan Party, and (ii) a long form (to the extent such concept exists in the relevant jurisdiction) good standing certificate, dated as of a recent date, for such Loan Party from its jurisdiction of organization.

(d)         No Default or Event of Default Certificate.  The Administrative Agent shall have received a certificate, signed by a Financial Officer of the Borrower and dated as of the Effective Date, certifying that, after giving effect to the Transactions, (i) no Default or Event of Default has occurred and is continuing and (ii)  the representations and warranties contained in Article III and in each other Loan Document are true and correct in all material respects as of such date except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects.

(e)          Fees.  The Lenders and the Administrative Agent shall have received payment of all fees and expenses required to be paid hereunder on the Effective Date (including the fees and expenses of Jones Day, as counsel to the Administrative Agent and the Lead Arranger).

(f)            Lien Searches.  The Administrative Agent shall have received the results of a recent customary lien search (including with respect to Intellectual Property), and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted under Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation reasonably satisfactory to the Administrative Agent.

(g)            [Reserved].

(h)          Filings, Registrations and Recordings.  Each document (including any UCC financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein (but only to the extent required therein), prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.

(i)          Insurance.  The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of the Security Agreement.

(j)          Solvency.  The Administrative Agent shall have received a certificate, signed by a Financial Officer of the Borrower and dated as of the Effective Date, certifying as to the solvency of the Borrower and its Subsidiaries after giving effect to the Transactions.

(k)          Tax Withholding.  The Administrative Agent shall have received a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.

(l)          Funding Account.  The Administrative Agent shall have received a notice setting forth the deposit account of the Borrower to which the Administrative Agent is authorized by the Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(m)        Approvals.  All material consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the consummation of the Transactions or the conduct of the Loan Parties’ business shall have been obtained and shall be in full force and effect.

(n)          USA PATRIOT Act, Etc.

(i)       At least five (5) Business Days prior to the Effective Date, the Borrower and each of the other Loan Parties shall have provided to the Administrative Agent or the Lenders the documentation and other information theretofore requested in writing by the Administrative Agent or the Lenders at least ten (10) Business Days prior to the Effective Date to comply with applicable “know your customer” and Anti-Money-Laundering Laws, including the USA PATRIOT Act.

(ii)        At least five (5) Business Days prior to the Effective Date, if any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Loan Party shall deliver a Beneficial Ownership Certification in a form satisfactory to the Administrative Agent to the Administrative Agent and each Lender who requests the same in writing at least ten (10) Business Days prior to the Effective Date.

The Administrative Agent shall notify the Borrower, the Lenders and the Issuing Banks of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02    Each Credit Event.  The obligation of each Lender to make any Loan, and of the Issuing Banks to issue or increase any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)          The representations and warranties of each Loan Party set forth in this Agreement and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Loan or the date of issuance or increase of such Letter of Credit, as applicable, except that (i) to the extent that such representations and warranties specifically refer to an earlier date, such representations and warranties shall be true and correct in all material respects as of such earlier date, (ii) any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects.

(b)          At the time of and immediately after giving effect to such Loan or the issuance or increase of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(c)          The Borrower shall have delivered a completed Borrowing Request or application for a Letter of Credit, as applicable.

Each Loan and each issuance or increase of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (a) and (b) of this Section 4.02.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated or been cash collateralized and all LC Disbursements shall have been reimbursed (or cash collateralized on terms reasonably acceptable to the Administrative Agent), each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 5.01     Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(a)           within 90 days after the end of each fiscal year of the Borrower, (i) its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte and Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and (ii) unaudited consolidating balance sheets and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, certified by one of the Borrower’s Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidating basis in accordance with GAAP;

(b)          within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)          concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit B

(i)         certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto,  (ii) setting forth reasonably detailed calculations demonstrating compliance with the Financial Covenants, (iii) stating whether any change in GAAP or in the application thereof has occurred since the later of December 31, 2023 and the end date of the financial statements most recently delivered pursuant to Section 5.01(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and (iv) setting forth any updates to Schedule 3.12(a) and Schedule 3.12(b) to this Agreement and Exhibit A and Exhibit D to the Security Agreement.

(d)          as soon as available, but in any event within ninety (90) days after the start of each fiscal year of the Borrower, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Borrower and its consolidated Subsidiaries for each month of such fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;

(e)          promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request; and

(f)          promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent and/or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable Anti-Money Laundering Laws.

Notwithstanding anything to the contrary in this Section 5.01, (x) the Borrower shall be deemed to have complied with the terms of Sections 5.01(a) and (b), as applicable, with respect to the financial statements required to be delivered pursuant thereto if the Borrower delivers to the Administrative Agent and the Lenders, within the same time frame required under the Securities Act and the rules and regulations of the SEC its annual report on Form 10-K for the applicable fiscal year or its quarterly report on Form 10-Q for the applicable fiscal quarter, respectively, that it has filed with the SEC, and (y) any documents required to be delivered pursuant to Sections 5.01(a), (b) and (f) may be delivered electronically and if so delivered shall be deemed to have been delivered on the date on which the Borrower provides notice to the Administrative Agent that such information (i) has been filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System or (ii) has been posted on the Borrower’s website on the Internet (with such notice containing the link thereto), or posted on Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

SECTION 5.02    Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)          the occurrence of any Default;

(b)         the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)          the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $25,000,000;

(d)         within three (3) Business Days (or such longer period as the Administrative Agent may agree) after the occurrence thereof, any Loan Party entering into a Swap Agreement or an amendment to a Swap Agreement, in each case, to the extent such Swap Agreement relates to Secured Swap Agreement Obligations; and

(e)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 (other than clause (d) above) shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03    Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business; provided, that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted or in fields which are, in the good faith judgment of the Board of Directors of Borrower, similar, complimentary or substantially related thereto or are reasonable extensions thereof.

SECTION 5.04    Payment of Taxes.  Each Loan Party will, and will cause each Subsidiary to, pay or discharge all material Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and, (b) such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05     Maintenance of Properties; Insurance; Casualty and Condemnation.

(a)          Each Loan Party will, and will cause each Subsidiary to, (i) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (ii) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

(b)          The Borrower will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding.

SECTION 5.06    Books and Records; Inspection Rights.  Each Loan Party will, and will cause each Subsidiary to, (i) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Administrative Agent (or following any Event of Default, any Lender)(including employees of the Administrative Agent, such Lender or any consultants, accountants, lawyers, appraisers and field examiners retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided, that the Borrower shall not be required to reimburse the Administrative Agent or any Lender for the cost of more than one such visit during any year, except during the occurrence and continuation of an Event of Default.  The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders.  Notwithstanding anything to the contrary in this Section 5.06, neither the Borrower nor any other Loan Party will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable law or any binding agreement (not entered into in contemplation of any request for disclosure or otherwise to evade the disclosure requirements contained in this Section 5.06), or is subject to attorney client privilege or that constitutes attorney work product (in each case, as determined in good faith by legal counsel to any Loan Party and not in contemplation of any request for disclosure or otherwise to evade the disclosure requirements contained in this Section 5.06); it being understood that the Borrower shall use its commercially reasonable efforts to communicate any requested information in a way that would not violate the applicable law or agreement or waive the applicable privilege.

SECTION 5.07    Compliance with Laws.  Each Loan Party will, and will cause each Subsidiary to, comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08    Use of Proceeds.

(a)          The proceeds of the Loans will be used only for working capital and general corporate purposes including Permitted Acquisitions, and the proceeds of the Letters of Credit will be used only for working capital and general corporate purposes.  No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

(b)          The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, lend, contribute or otherwise make available, and the Borrower shall procure that its Subsidiaries and its and their respective directors, officers, employees and agents shall not use, lend, contribute or otherwise make available, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) to fund any activities, transactions, or business of, with, or for the benefit of any Sanctioned Person or in any Sanctioned Country, (c) in any manner that would result in a violation of Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws by any Person, or (d) in any manner that could result in any Person becoming a Sanctioned Person.

SECTION 5.09    Additional Collateral; Further Assurances.

(a)          Subject to applicable law, the Borrower and each other Loan Party shall cause each of its wholly-owned Subsidiaries (other than any Excluded Subsidiary) formed or acquired on or after the Effective Date and each Subsidiary that hereafter ceases to be an Excluded Subsidiary, in each case, in accordance with the terms of this Agreement to become a Loan Party, within ninety (90) days (or such later date as the Administrative Agent may agree) after the date of such formation or acquisition (or after the date on which such Subsidiary ceases to be an Excluded Subsidiary, as applicable), by executing a Joinder Agreement in respect of this Agreement. Upon execution and delivery thereof, each such Person shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents.

(b)         Subject to applicable law, the Borrower and each other Loan Party shall cause each of its wholly-owned Subsidiaries (other than Excluded Subsidiaries) formed or acquired after the Effective Date in accordance with the terms of this Agreement and each Subsidiary that hereafter ceases to be an Excluded Subsidiary, in each case, within ninety (90) days (or such later date as the Administrative Agent may agree) after the date of such formation or acquisition (or after the date on which such Subsidiary ceases to be an Excluded Subsidiary, as applicable) to execute a Joinder Agreement in respect of the Collateral Documents, pursuant to which such Subsidiary shall grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, in any property of such Loan Party which constitutes Collateral.

(c)          Subject to the foregoing clauses (a) and (b), the Borrower and each other Loan Party will cause the issued and outstanding Equity Interests owned directly by it to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to, and subject to the limitations set forth in, the Security Agreement.

(d)          The Loan Parties shall use commercially reasonable efforts to obtain a landlord waiver in respect of the headquarters of the Borrower located at 1173 Coleman Ave., San Jose, California 95110, in form and substance reasonably satisfactory to the Administrative Agent.

(e)        Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and, to the extent required by the Collateral Documents, to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.

SECTION 5.10    Anti-Corruption Laws and Sanctions.  Each Loan Party shall implement and maintain in effect policies and procedures reasonably designed to procure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.11    Beneficial Ownership.  The Borrower shall, promptly following a request by the Administrative Agent (on behalf of itself or any Lender), provide (a) all documentation and other information that the Administrative Agent requests in order to comply with its (or those of any Lender) ongoing obligations under applicable “know your customer” and Anti-Money Laundering Laws, including the USA PATRIOT Act and (b) to the extent a Loan Party then qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, (i) a Beneficial Ownership Certification or (ii) confirmation that the most recently delivered Beneficial Ownership Certification is still correct, in each case, to comply with the requirements of the Beneficial Ownership Regulation.

SECTION 5.12    [Reserved].

SECTION 5.13    Compliance with Environmental Laws.  Each Loan Party shall, and shall cause each Subsidiary to, comply with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and Permits required pursuant to Environmental Laws for its operations and properties, in each case in accordance with Environmental Laws, except, in each case, to the extent failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.14    Intellectual Property.  Each Loan Party shall, and shall cause each of its Subsidiaries to, except as would not reasonably be expected to have a Material Adverse Effect:

(a)          do or cause to be done all things necessary to lawfully obtain, renew, maintain, extend, defend, and keep in full force and effect all Company Registered IP;

(b)          pursue the registration and maintenance of each item of (i) Company Registered IP and (ii) any Intellectual Property hereafter acquired by it that, in the exercise of such Loan Party’s or its Subsidiary’s reasonable business judgment in its ordinary course of business, the pursuit or maintenance of such Intellectual Property as Company Registered IP is desirable in the ordinary course of business; and

(c)          preserve and protect each item of Intellectual Property consistent with the quality of the products or services as of the Effective Date, and take such steps to ensure that all licensed users of any of the Trademarks use such consistent standards of quality.

SECTION 5.15    Control Agreements. The Loan Parties shall use commercially reasonable efforts to enter into and maintain in effect Control Agreements with respect to each deposit, securities, commodity or similar account (other than any Excluded Account and any account maintained with the Administrative Agent) maintained by such Loan Party; provided, however, that the applicable Loan Party shall have until the date that is (x) set forth in Schedule 5.17 with respect to any such account of such Loan Party existing on the Effective Date and (y) one hundred twenty (120) days (or such later date as the Administrative Agent may agree in its sole discretion) with respect to any such account acquired or otherwise maintained after the Effective Date. Further Assurances.  Each Loan Party shall, and shall cause each of its Subsidiaries to, execute and deliver such further agreements and instruments and take such further action as may be reasonably requested by the Administrative Agent or any Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents and to create, preserve, and perfect the Liens of the Administrative Agent in the Collateral, in each case subject to Section 5.09 Post-Closing Obligations.  As promptly as practicable, and, in any event, within the time periods after the Effective Date specified in Schedule 5.17 (or such later date as the Administrative Agent may agree in a particular instance in its sole discretion), the Borrowers shall deliver, or cause to be delivered, the documents or take the actions specified on Schedule 5.17.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or terminated or been cash collateralized and all LC Disbursements shall have been reimbursed (or cash collateralized on terms reasonably acceptable to the Administrative Agent), each Loan Party covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 6.01    Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a)          the Secured Obligations;

(b)          Indebtedness existing on the Effective Date and set forth in Schedule 6.01 and any extensions, renewals and replacements thereof as permitted by Section 6.01(f);

(c)          Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided, that (i) Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or to any Subsidiary that is a Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of the Borrower to any Subsidiary and Indebtedness of any Subsidiary that is a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations in accordance with the terms set forth on Schedule 1.01 or otherwise on terms reasonably satisfactory to the Administrative Agent;

(d)         Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided, that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by the Borrower or any Subsidiary that is a Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Obligations on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations;

(e)          Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition (including by way of any Permitted Acquisition) of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof; provided, that, (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) (including any refinancing thereof permitted by clause (f)) shall not exceed the greater of (x) $30,000,000 or (y) 15% of EBITDA of the Borrower and its Subsidiaries on a consolidated basis for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered pursuant to Sections 5.01(a) or 5.01(b), as applicable, at any time outstanding;

(f)        Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in clauses (b) and (e) hereof; provided, that, (i) the aggregate principal amount of such Indebtedness does not exceed the principal amount of such Indebtedness being refinancing plus the amount of any interest, premiums or penalties required to be paid plus fees and expenses associated therewith, (ii) any Liens securing such Indebtedness are not extended to any additional property of the Borrower or any Subsidiary, (iii) no Loan Party that is not originally obligated (or required to become obligated) with respect to the repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (v) the terms of any such extension, refinancing, or renewal are not materially less favorable to the obligor thereunder than the original terms of such Indebtedness, taken as a whole, and (vi) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness;

(g)          Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;

(h)         obligations in respect of performance, bid, appeal and surety bonds, bankers’ acceptance facilities and completion guarantees, leases, government or trade contracts and similar obligations provided by the Loan Parties or any Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(i)           Subordinated Indebtedness of any Loan Party in an aggregate principal amount not exceeding the greater of (x) $30,000,000 or (y) 15% of EBITDA of the Borrower and its Subsidiaries on a consolidated basis for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered pursuant to Sections 5.01(a) or 5.01(b), as applicable, at any time outstanding;

(j)           Indebtedness or Guarantees of the Borrower or any Subsidiary in connection with any Swap Agreement permitted under Section 6.06;

(k)        Indebtedness arising from customary agreements providing for indemnification, adjustment of purchase price, earnout, deferred purchase price, holdbacks or similar obligations in connection with acquisitions or Dispositions of any business or assets by or of the Borrower or any Subsidiary permitted hereunder;

(l)           Judgments entered against the Borrower or any Subsidiary to the extent not constituting an Event of Default;

(m)        Indebtedness or Guarantees incurred in the ordinary course of business in connection with cash pooling, netting and cash management arrangements consisting of overdrafts or similar arrangements, provided that any such Indebtedness is owed to the financial institutions providing such arrangements and such Indebtedness is extinguished in accordance with the terms of such arrangement;

(n)           Indebtedness of Foreign Subsidiaries of the Borrower used to finance the working capital needs of such Foreign Subsidiaries; provided, that the aggregate outstanding principal amount of such Indebtedness shall not exceed $30,000,000 (or the equivalent thereof) at any time;

(o)         Indebtedness consisting of (A) the financing of insurance premiums,  (B) take-or-pay obligations contained in supply arrangements, in each case in the ordinary course of business or (C) Banking Services Obligations incurred in the ordinary course of business;

(p)        Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary or Indebtedness attaching to assets that are acquired by Borrower or any of its Subsidiaries, in each case as the result of a Permitted Acquisition; provided, that (i) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (ii) the aggregate amount of such Indebtedness permitted to be incurred under this clause (p) shall not exceed the greater of (x) $30,000,000 or (y) 15% of EBITDA of the Borrower and its Subsidiaries on a consolidated basis for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered pursuant to Sections 5.01(a) or 5.01(b), as applicable, at any time outstanding;

(q)         Indebtedness or Guarantees in the ordinary course of business consisting of reimbursement obligations owed to banks providing the Borrower or any of its Subsidiaries with backstop, letter of credit, guarantee or equivalent services in connection with its leased properties;

(r)          Indebtedness of the Borrower or any Subsidiary in connection with any Guarantees given by them, or any letters of credit or bank guarantees issued by any bank or financial institution, in favor of any Governmental Authority to secure the payment of Taxes owed by the Borrower or any Subsidiary to such Governmental Authorities;

(s)          Indebtedness of the Borrower or any Subsidiary owed to sublessees in respect of security deposits or advances held by the Borrower or any Subsidiary in connection with the subletting to such sublessees of any leasehold interests of the Borrower or any Subsidiary;

(t)          other Indebtedness in an aggregate principal amount at any time outstanding not exceeding the greater of (x) $30,000,000 or (y) 15% of EBITDA of the Borrower and its Subsidiaries on a consolidated basis for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered pursuant to Sections 5.01(a) or 5.01(b), as applicable;

(u)         other Indebtedness so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the Total Net Leverage Ratio for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered pursuant to Sections 5.01(a) or 5.01(b), as applicable, calculated after giving effect thereto on a pro forma basis as if the incurrence of such Indebtedness (without netting any cash received from the incurrence thereof and assuming, in the case of any such Indebtedness in the form of revolving commitments or delayed draw term loan commitments, that such commitments are fully drawn) and the application of proceeds therefrom occurred on the first day of such Reference Period, does not exceed 4.00:1.00, and (iii) such Indebtedness does not have a scheduled maturity date occurring prior to ninety one (91) days after the final Maturity Date;

(v)          Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business; and

(w)         to the extent constituting Indebtedness, obligations of the Borrower or any of its Subsidiaries in respect of a Permitted Receivables Financing.

SECTION 6.02   Liens.  No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)          Liens created pursuant to any Loan Document or otherwise securing Secured Obligations;

(b)          Permitted Encumbrances;

(c)          any Lien on any property or asset of the Borrower or any Subsidiary existing on the Effective Date and set forth in Schedule 6.02; provided, that (i) such Lien shall not apply to any other property or asset of the Borrower or such Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Effective Date and any extensions, renewals and replacements thereof as permitted by Section 6.01(f);

(d)         any Lien existing on any property or asset prior to the acquisition thereof (including by way of any Permitted Acquisition) by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary; provided, that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e)          Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided, that (i) such security interests secure Indebtedness permitted to be incurred under Section 6.01(e), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 110% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or Subsidiary;

(f)           Liens securing Banking Services Obligations incurred in the ordinary course of business and Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(g)          Liens granted by a Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary;

(h)          Liens arising by operation of law under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

(i)          broker’s Liens, bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents, Investments permitted pursuant to Section 6.04, securities, commodities or other funds on deposit in one or more accounts maintained by any Loan Party or any Subsidiary, in each case, granted in the ordinary course of business in favor of the bank or banks, other depository institutions, securities or commodities intermediaries or brokerages with which such accounts are maintained, including any such Liens or rights of setoff securing amounts owing in the ordinary course of business to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements or arising under Section 4-208 or 4-210 of the UCC on items  in the course of collection;

(j)           licenses, sub-licenses and other similar encumbrances incurred in the ordinary course of business that do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;

(k)          Liens on assets of Foreign Subsidiaries (including Equity Interests owned by such Foreign Subsidiaries) securing the Indebtedness of such Foreign Subsidiaries permitted under Section 6.01(n);

(l)           Liens on cash or Cash Equivalents constituting earnest money deposits made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement for a Permitted Acquisition;

(m)         Liens on cash collateral securing the Indebtedness described in Section 6.01(q);

(n)          Liens on cash collateral of Foreign Subsidiaries securing the Indebtedness described in Section 6.01(r);

(o)         Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent such financing is not prohibited hereunder;

(p)          Liens on cash collateral to secure any Swap Agreement permitted under Section 6.06, so long as the aggregate amount of such cash collateral does not exceed $25,000,000 at any time outstanding;

(q)          Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods by the Loan Parties or any Subsidiary in the ordinary course of business;

(r)          additional Liens incurred by the Borrower and its Subsidiaries so long as at the time of incurrence of the obligations secured thereby the aggregate outstanding principal amount of Indebtedness and other obligations secured thereby do not exceed $30,000,000; and

(s)           Liens on Purchased Receivables and Receivables Collection Accounts in connection with any Permitted Receivables Financing.

SECTION 6.03    Fundamental Changes.

(a)          No Loan Party will, nor will it permit any Subsidiary to, merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, sell, transfer, lease or otherwise Dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Loan Party or any Subsidiary of a Loan Party may merge into such Loan Party in a transaction in which such Loan Party is the surviving corporation; (ii) any Person may merge into any Loan Party or any of its Subsidiaries in connection with a Permitted Acquisition or any Investment permitted under Section 6.04 so long as, in the case of a merger involving any Loan Party, such Loan Party is the surviving entity (or the surviving entity concurrently becomes a Loan Party in accordance with this Agreement); (iii) any Loan Party or any Subsidiary of a Loan Party may sell, transfer, lease or otherwise Dispose of its assets to a Loan Party or as permitted by Section 6.04; and (iv) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Loan Party which owns such Subsidiary determines in good faith that such liquidation or dissolution is in the best interests of such Loan Party and is not materially disadvantageous to the Lenders; provided, that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04; provided, further, in the case of any merger involving the Borrower, the Borrower is the surviving entity.

(b)          No Loan Party will, nor will it permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses which are, in the good faith judgment of the Board of Directors of the Borrower, similar, complimentary or substantially related thereto or are reasonable extensions thereof.

(c)          The Borrower will not change its fiscal year which currently ends on December 31 of each year.

SECTION 6.04    Investments, Loans, Advances, Guarantees and Acquisitions.  No Loan Party will, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (each, an “Investment”), except:

(a)          Investments in cash and Cash Equivalents;

(b)          Investments in existence on the Effective Date and described in Schedule 6.04;

(c)          Investments by the Borrower and its Subsidiaries in the capital stock of their respective Subsidiaries; provided, that the aggregate amount of Investments (together with the aggregate amount of loans and advances described in Section 6.04(d)), as of any date of determination, made by the Borrower or the other Loan Parties in the capital stock of their respective Subsidiaries who are not Loan Parties does not at any time exceed the greater of (x) $30,000,000 or (y) 15% of EBITDA of the Borrower and its Subsidiaries on a consolidated basis for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered pursuant to Sections 5.01(a) or 5.01(b), as applicable (with the amount of any such Investments being the original cost of such Investment, less all repayments, returns, dividends and distributions, in each case received in cash in respect of such Investment and less all liabilities effectively assumed by a person other than any Loan Party or any Subsidiary thereof in connection with the sale of any such Investment);

(d)         loans or advances made by the Borrower or any of its Subsidiaries to the Borrower or any other Subsidiary; provided, that the aggregate amount of loans and advances (together with the aggregate amount of Investments described in Section 6.04(c)) made by the Borrower or the other Loan Parties to Subsidiaries who are not Loan Parties at any time outstanding does not, as of any date of determination, exceed the greater of (x) $30,000,000 or (y) 15% of EBITDA of the Borrower and its Subsidiaries on a consolidated basis for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered pursuant to Sections 5.01(a) or 5.01(b), as applicable;

(e)          Guarantees constituting Indebtedness permitted by Section 6.01;

(f)           Permitted Acquisitions;

(g)         loans or advances to employees, officers, or directors of the Borrower or any of its Subsidiaries in the ordinary course of business for travel, relocation, and other similar expenses; provided, that the aggregate amount of all such loans and advances does not exceed $5,000,000 at any time outstanding;

(h)          [reserved];

(i)          Swap Agreements permitted by Section 6.06;

(j)          [reserved];

(k)          Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(l)          to the extent constituting Investments, performance guarantees of obligations of the Borrower’s Subsidiaries in the ordinary course of business;

(m)      other Investments in an aggregate amount (valued at cost) at any time outstanding not to exceed the greater of (x) $30,000,000 or (y) 15% of EBITDA of the Borrower and its Subsidiaries on a consolidated basis for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered pursuant to Sections 5.01(a) or 5.01(b), as applicable;

(n)         other Investments so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Total Net Leverage Ratio for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered pursuant to Sections 5.01(a) or 5.01(b), as applicable, calculated after giving effect thereto on a pro forma basis as if such Investment (including the incurrence, assumption or acquisition of any Indebtedness in connection therewith (assuming, in the case of any such Indebtedness in the form of revolving commitments or delayed draw term loan commitments, that such commitments are fully drawn)) occurred on the first day of such Reference Period, does not exceed 3.75:1.00;

(o)          Investments consisting of deposits, prepayments and/or other credits to suppliers in the ordinary course of business;

(p)          Investments consisting of extensions of trade credit and accommodation guarantees in the ordinary course of business;

(q)          promissory notes and other Investments received in connection with Dispositions permitted by Section 6.05;

(r)          obligations with respect to Guarantees provided by the Borrower or any Subsidiary in respect of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(s)           Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(t)          Investments (including debt obligations and Equity Interests) (i) received in connection with the bankruptcy or reorganization of suppliers and customers, from financially troubled account debtors or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment, (ii) in satisfaction of judgments against other Persons, (iii) as a result of a foreclosure by the Loan Parties or any Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default and (iv) as a result of the settlement, compromise or resolution of (a) litigation, arbitration or other disputes or (b) obligations of trade creditors or customers that were incurred in the ordinary course of business or consistent with industry practice of the Loan Parties or any Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; and

(u)          the purchase by the Borrower of any Permitted Call Hedging Agreement; provided that no Default or Event of Default has occurred and is continuing or would result therefrom.

SECTION 6.05    Asset Dispositions; Sale and Leaseback Transactions.

(a)          No Loan Party will, nor will it permit any Subsidiary to, make any Disposition except:

(i)          Dispositions of (A) surplus, obsolete or worn out property and (B) property that is no longer used or useful in the business of the Borrower and its Subsidiaries, in each case, in the ordinary course of business;

(ii)          Dispositions (including non-exclusive licenses) of inventory in the ordinary course of business;

(iii)        Dispositions of equipment or real property for fair market value to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(iv)       Dispositions of property by the Borrower to any Subsidiary and by any Subsidiary to the Borrower or any other Subsidiary; provided, that (i) if such property is subject to any Lien under any Collateral Document prior to any such Disposition, such property shall remain subject to valid and perfected Liens under the Collateral Documents after such Disposition and (ii) except insofar as it relates to any transaction solely among Loan Parties, such Disposition shall be for fair market value;

(v)          Dispositions permitted by Sections 6.02, 6.03, 6.04, 6.05(b), 6.07 and 6.08;

(vi)         Dispositions of overdue accounts receivable solely in connection with the collection or compromise thereof;

(vii)      Dispositions pursuant to operating leases (not in connection with any sale and leaseback transactions or other Capital Lease Obligations) entered into in the ordinary course of business;

(viii)       Dispositions of property and assets subject to condemnation and casualty events;

(ix)         Dispositions of cash and Cash Equivalents in the ordinary course of business;

(x)         Dispositions by the Borrower or any Subsidiary not otherwise permitted under this Section 6.05(a); provided, that (A) at the time of such Disposition, no Default shall exist or would result from such Disposition, and (B) the aggregate fair market value of all property Disposed of in reliance on this subclause (x) in any fiscal year (or in the case of any Disposition for which the fair market value cannot reasonably be determined, the aggregate purchase price therefor) shall not exceed $20,000,000;

(xi)       Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in the joint venture agreement or similar binding agreements entered into with respect to such Investment in such joint venture;

(xii)        Dispositions in connection with any Permitted Call Hedging Agreements;

(xiii)       Dispositions by the Borrower or any Subsidiary not otherwise permitted under this Section 6.05(a) in an aggregate amount not to exceed $10,000,000 in any fiscal year; provided that (i) such Disposition is made for fair market value and (ii) the applicable Loan Party or Subsidiary, as the case may be, shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; and

(xiv)       Dispositions of Purchased Receivables in connection with any Permitted Receivables Financing.

(b)         No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any owned property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by any Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair market value of such fixed or capital asset and is consummated within 90 days after such Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset.

SECTION 6.06    Swap Agreements.  No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, for speculative purposes (it being agreed that, for the avoidance of doubt, Permitted Call Hedging Agreements are not “for speculative purposes” for this purpose).

SECTION 6.07    Restricted Payments; Payments of Subordinated Indebtedness.

(a)          No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i)          (i) the Borrower may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock, and (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests;

(ii)          issuances of Equity Interests to sellers of Permitted Acquisitions in satisfaction of obligations of the type described in Section 6.01(k);

(iii)        the Borrower may repurchase, redeem, retire or otherwise acquire for value Equity Interests (including any stock appreciation rights in respect thereof) of the Borrower from current or former employees or directors; provided, that the aggregate annual cash payments in respect of such repurchases, redemptions, retirements and acquisitions shall not exceed $10,000,000;

(iv)          other Restricted Payments so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Total Net Leverage Ratio for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered pursuant to Sections 5.01(a) or 5.01(b), as applicable, calculated after giving effect thereto on a pro forma basis as if such Restricted Payment occurred on the first day of such Reference Period, does not exceed 2.75:1.00;

(v)       payments made using solely Qualified Equity Interests of the Borrower or made using the proceeds of, or in exchange for, a substantially contemporaneous issuance of Qualified Equity Interests of the Borrower (either by way of a substantially contemporaneous exchange or use of proceeds or pursuant to a repurchase plan established substantially contemporaneously with the issuance of such Qualified Equity Interests);

(vi)        cash payment, in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Equity Interests of the Borrower;

(vii)       repurchases of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities if such Equity Interests represents a portion of the exercise, conversion or exchange price thereof and repurchases of Equity Interests deemed to occur upon the withholding of a portion of the Equity Interests granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such Person upon such grant or award (or upon vesting thereof);

(viii)     cash settlement upon any conversion of Convertible Debt in accordance with the terms thereof in an aggregate amount not to exceed the principal amount thereof;

(ix)      to the extent constituting a Restricted Payment, the purchase, settlement or termination of any Permitted Call Hedging Agreement by any Loan Party or Subsidiary; and

(x)         the Borrower may repurchase, redeem, retire or otherwise acquire for value Equity Interests of the Borrower in an aggregate amount not to exceed $150,000,000 so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the Liquidity of the Borrower immediately prior to the making of such Restricted Payment and after giving pro forma effect thereto is no less than $500,000,000 and (iii) after giving effect to the making of such Restricted Payment, the Borrower shall be in compliance with the Financial Covenants, calculated on a pro forma basis as if such Restricted Payment had been consummated at the beginning of such period.

(b)         No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i)         payment of regularly scheduled interest and principal payments as and when due in respect of any Subordinated Indebtedness permitted under Section 6.01; provided that any such payment of Subordinated Indebtedness shall be subject to the terms and conditions of any documentation governing such Subordinated Indebtedness;

(ii)          refinancings of Subordinated Indebtedness to the extent permitted by Section 6.01; and

(iii)        other payments in respect of Subordinated Indebtedness so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Total Net Leverage Ratio for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered pursuant to Sections 5.01(a) or 5.01(b), as applicable, calculated after giving effect thereto on a pro forma basis as if such Restricted Payment occurred on the first day of such Reference Period, does not exceed 2.75:1.00.

SECTION 6.08    Transactions with Affiliates.  No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and any Subsidiary not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.07, (d) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, and (e) transactions described in Schedule 6.08.

SECTION 6.09    Restrictive Agreements.  No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to any Loan Party or any other Subsidiary or to Guarantee Indebtedness of any Loan Party or any other Subsidiary; except for:  (i) such encumbrances or restrictions existing under or by reason of applicable law or any Loan Document; (ii) [reserved]; (iii) customary restrictions and conditions contained in agreements for any Disposition of any Subsidiary (or all or substantially all of the assets thereof) that restricts the payment of dividends or other distributions or the making of cash loans or advances by such Subsidiary pending such Disposition; (iv) restrictions set forth in any agreement governing Indebtedness permitted pursuant to Section 6.01 or governing any Lien permitted pursuant to Section 6.02 so long as such restrictions apply only to the property or assets securing such Indebtedness; (v) customary provisions restricting assignments, subletting or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses, joint venture agreements and other agreements entered into in the ordinary course of business; (vi) customary restrictions contained in any software licenses; (vii) without affecting the Loan Parties’ obligations under Section 5.09, customary provisions in the organizational documents of a Person or asset sale or stock sale agreements or similar agreements which restrict the transfer of ownership in such Person; (viii) in the case of any joint venture permitted hereunder with a Person that is not a Loan Party, restrictions in such Person’s organizational documents or pursuant to any joint venture agreement or stockholders agreement solely to the extent of the Equity Interests of or property held in the subject joint venture; (ix) restrictions imposed by any holder of a Lien permitted by Section 6.02 restricting the transfer of the property subject thereto; (x) without affecting the Loan Parties’ obligations under Section 5.09, any agreement in effect at the time a Person becomes a Subsidiary of the Borrower (including any amendments thereto that are otherwise permitted by the Loan Documents and that are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing), so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of Borrower and imposes restrictions only on such Person and its assets; (xi) restrictions on cash or other deposits required by suppliers or landlords under contracts entered into in the ordinary course of business; or (xii) without affecting the Loan Parties’ obligations under Section 5.09, restrictions imposed solely on Foreign Subsidiaries pursuant to any Swap Agreement entered into by the Borrower or any Subsidiary and permitted pursuant to Section 6.06.

SECTION 6.10    Amendment of Material Documents.  No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights (x) any agreement relating to any Subordinated Indebtedness or (y) under its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, in each case to the extent, any such amendment, modification or waiver would be materially adverse to the Lenders as reasonably determined by the Administrative Agent.

SECTION 6.11     Financial Covenants.

(a)          Interest Coverage Ratio.  The Borrower will not permit the Interest Coverage Ratio, determined for the four consecutive fiscal quarter period ending on the last day of each fiscal quarter, to be less than 3.00:1.00.

(b)          Total Net Leverage Ratio.  The Borrower will not permit the Total Net Leverage Ratio, determined for the four consecutive fiscal quarter period ending on the last day of each fiscal quarter (commencing with the first fiscal quarter ending after the Effective Date), to be greater than 4.00:1.00.  Notwithstanding the foregoing, the Borrower shall be permitted, in no event on more than two occasions after the Effective Date and prior to the Maturity Date, to allow the maximum Total Net Leverage Ratio permitted under this Section 6.11(b) to be increased to 4.50:1.00 for a period of four consecutive fiscal quarters (such period, an “Adjusted Covenant Period”) in connection with a Qualifying Material Acquisition occurring during the first of such four fiscal quarters (and in respect of which the Borrower shall provide notice in writing to the Administrative Agent (for distribution to the Lenders) of such increase), so long as the Borrower is in compliance on a pro forma basis with the maximum Total Net Leverage Ratio of 4.50:1.00 on the closing date of such Qualifying Material Acquisition immediately after giving effect (including pro forma effect) to such Qualifying Material Acquisition; provided, that it is understood and agreed that (x) the Borrower may not elect a new Adjusted Covenant Period for at least two (2) fiscal quarters following the end of an Adjusted Covenant Period and (y) the maximum Total Net Leverage Ratio permitted under this Section 6.11(b) shall revert to 4.00:1.00 following the end of such Adjusted Covenant Period and thereafter until another Adjusted Covenant Period (if any) is elected pursuant to the terms and conditions described above.

SECTION 6.12    Intellectual Property.

(a)        No Loan Party will, nor will it permit any Subsidiary to, abandon any Company Registered IP or discontinue use of any Trademark unless such Loan Party or its Subsidiary shall have previously determined, in its reasonable business judgment, that such use or the pursuit or maintenance of such Intellectual Property is no longer desirable in the conduct of such Loan Party’s or its Subsidiary’s business and that the loss thereof, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01    Events of Default.  If any of the following events (each an “Event of Default”) shall occur and be continuing:

(a)          the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)          the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article VII) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c)        any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made (unless, in the case of any such representation and warranty made pursuant to Section 3.13 of this Agreement or Section 3.1 of the Security Agreement, such misstatement was made with respect to Collateral having a book value not exceeding $2,000,000);

(d)         any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.01, 5.02(a), 5.03 (with respect to maintaining a Loan Party’s existence), 5.05(a)(ii), 5.08, 5.09(a), 5.09(b) or 5.17 or in Article VI;

(e)         any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article VII) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender);

(f)          any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable beyond any applicable grace period;

(g)          any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided, that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or any Material Foreign Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Material Foreign Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)           any Loan Party or any Material Foreign Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article VII, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Material Foreign Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)           the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)        one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (not paid or fully covered by insurance company as to which the relevant insurance company has acknowledged coverage) shall be rendered against any Loan Party, any Subsidiary of any Loan Party or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary of any Loan Party to enforce any such judgment;

(l)         an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in aggregate liability of the Borrower and its Subsidiaries in excess of $25,000,000;

(m)         a Change in Control shall occur;

(n)          the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect;

(o)          any Collateral Document shall for any reason fail to create a valid and perfected security interest in any Collateral purported to be covered thereby (other than with respect to Collateral having a book value not exceeding $2,000,000 and except solely by reason of (A) such perfection not being required pursuant to the Collateral Documents, this Agreement or any other Loan Document, (B) the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it or the failure of the Administrative Agent to file UCC financing statements, amendments or continuation statements or (C) a release of any Collateral or termination of any Collateral Document in accordance with the terms hereof or thereof); or

(p)          any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article VII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article VII, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.  Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

SECTION 8.01   Appointment.  Each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  In addition, to the extent required under the laws of any jurisdiction other than the U.S., each of the Lenders and the Issuing Banks hereby grants to the Administrative Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf.  The provisions of this Article VIII are solely for the benefit of the Administrative Agent and the Lenders (including the Issuing Bank), and the Loan Parties shall not have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 8.02    Rights as a Lender.  The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.

SECTION 8.03    Duties and Obligations.  The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity, and (d) the Administrative Agent shall not be obligated to ascertain, monitor or inquire into as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Lender.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or (vii) the provisions hereof relating to Disqualified Lenders.  None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “lead arranger,” “bookrunner” or other similar term shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 8.04   Reliance.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05   Actions through Sub-Agents.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.06    Resignation.  Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower unless a Default or Event of Default then exists, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a commercial bank or an Affiliate of any such commercial bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor, unless otherwise agreed by the Borrower and such successor.  Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided, that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided, that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank.  Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article VIII, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

SECTION 8.07    Non-Reliance.  Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities.  Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder.  Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

SECTION 8.08    Not Partners or Co-Venturers; Administrative Agent as Representative of the Secured Parties.

(a)          The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.  The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

(b)          In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York UCC.  Each Lender (and other Secured Party by its acceptance of the benefits of the Loan Documents) authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents.  Each Lender (and other Secured Party by its acceptance of the benefits of the Loan Documents) agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents.  In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.

SECTION 8.09    Certain ERISA Matters.

(a)          Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, the Lead Arranger and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)          such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)       the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)        (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager “ (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)        such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)        In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arranger and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that neither the Administrative Agent nor the Lead Arranger is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent or the Lead Arranger under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 8.10    Erroneous Payment.

(a)         If the Administrative Agent notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party such Lender or Issuing Bank (any such Lender, Issuing Bank, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.  A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)         Without limiting the immediately preceding clause (a), each Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) then, in each such case:

(i)          (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)        such Lender, Issuing Bank or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.10(b).

(c)          Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)        In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Lender at any time, (i) such Lender or Issuing Bank shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Electronic System as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Bank shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Bank shall cease to be a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Bank, (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment and (v) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment

(e)          The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Bank shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Bank (and/or against any recipient that receives funds on its respective behalf).  In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Bank (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender or Issuing Bank pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender or Issuing Bank from time to time.

(f)          The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Issuing Bank or Secured Party, to the rights and interests of such Lender, Issuing Bank or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Secured Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Secured Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrower or any other Loan Party; provided that this Section 8.10(f) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(g)          To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(h)        Each party’s obligations, agreements and waivers under this Section 8.10 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Loan Document.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01    Notices.

(a)          Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i)          if to any Loan Party, to the Borrower at:

Roku, Inc.
1173 Coleman Ave
San Jose, CA 95110
Attention: General Counsel;
   Treasury
E-mail Address: generalcounsel@roku.com;
  treasury@roku.com

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP
3 World Trade Center
175 Greenwich Street
New York, NY 10007
Attention: Kyle Lakin
E-mail Address: kyle.lakin@freshfields.com

(ii)          if to the Administrative Agent or to Citi, in its capacity as Issuing Bank, to Citibank, N.A. at:

Citibank, N.A.
6400 Las Colinas Blvd.
Irving, TX 75039
Attention: Syndications
Fax: 866-634-5642
E-mail Address: clo.cbgdlo@citi.com

with a copy (which shall not constitute notice) to:

Jones Day
500 Grant Street, Suite 4500
Pittsburgh, PA  15219-2514
Attention: Brian Trudgen
E-mail Address: btrudgen@jonesday.com

(iii)         if to any other Lender, to it at its address or fax number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by fax shall be deemed to have been given when sent; provided, that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient or (iii) delivered through Electronic Systems to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b)        Notices and other communications to the Lenders hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Event of Default certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Administrative Agent and the applicable Lender.  Each of the Administrative Agent and the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise proscribes, such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(c)          Any party hereto may change its address, fax number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(d)          Electronic Systems.

(i)          Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii)          Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non‑infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any other Loan Party’s, or the Administrative Agent’s transmission of communications through an Electronic System.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section 9.01, including through an Electronic System.

SECTION 9.02    Waivers; Amendments.

(a)          No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)         Except as provided in Section 2.14, Section 2.23 (with respect to any Commitment Increase) or Section 2.25), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided, that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender) (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute a reduction in principal) or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (other than as a result of the implementation of Section 2.14 or Section 2.25 or any waiver of any default interest applicable pursuant to Section 2.13(c)) (it being understood that any change to the definition of any ratio used in the calculation of the interest rate or fees therein or in the component definitions thereof shall not constitute a reduction of interest or fees), (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute a postponement of any maturity date), (iv) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender (other than any Defaulting Lender), (v) change any of the provisions of this Section 9.02 or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender) directly affected thereby, (vi) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender), (vii) release all or substantially all of the value of the Loan Guaranties provided by the Loan Guarantors, without the written consent of each Lender (other than any Defaulting Lender), (viii) except as provided in clause (d) of this Section 9.02 or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender, or (ix) subordinate the Liens on all or substantially all the value of the Collateral to the Liens securing any other Indebtedness, or contractually subordinate with respect to payment any Obligations, without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Banks hereunder without the prior written consent of the Administrative Agent or the Issuing Banks, as the case may be (it being understood that any change to Section 2.20 shall require the consent of the Administrative Agent and the Issuing Banks).  The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.

(c)          The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of the all Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender; (ii) constituting property being sold or Disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or Disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or Disposed of constitutes 100% of the Equity Interest of a Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty provided by such Subsidiary; (iii) upon a Subsidiary becoming an Excluded Subsidiary as a result of a single transaction or series of related transactions not prohibited hereunder, the Administrative Agent is authorized to release any Loan Guaranty provided by such Subsidiary; provided that, at the time such Subsidiary becomes an Excluded Subsidiary, (A) no Default or Event of Default shall have occurred and be outstanding, (B) after giving effect to such release and the consummation of the transaction that causes such Person to be an Excluded Subsidiary, the applicable Borrower is deemed to have made a new Investment in such Person for purposes of Section 6.04 (as if such Person were then newly acquired) and such Investment is permitted pursuant to Section 6.04 (other than Section 6.04(b)) at such time and (C) a Responsible Officer of the Borrower certifies to the Administrative Agent compliance with preceding clauses (A) and (B); provided, further, that no such release shall occur if such Subsidiary continues to be a guarantor in respect of any Indebtedness of any Loan Party in an aggregate principal amount at least equal to the Threshold Amount; (iv) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement; or (v) as required to effect any sale or other Disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII.  The Administrative Agent will release any Liens on Collateral as provided herein without the prior written authorization or notice of the Required Lenders (it being agreed that the Administrative Agent may rely conclusively on one or more certificates of the Borrower as to the value of any Collateral to be so released, without further inquiry).  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.  Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.

(d)          If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non‑Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement; provided, that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower, the Administrative Agent and the Issuing Bank shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non‑Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non‑Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(e)          Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

(f)           Notwithstanding anything to the contrary herein the Administrative Agent and the Borrower may amend, modify or supplement this Agreement or any of the other Loan Documents as may be reasonably necessary or appropriate, in the opinion of the Administrative Agent, in connection with a Foreign Subsidiary becoming a Loan Guarantor (such amendments, modifications or supplements are referred to herein as “Voluntary Foreign Guarantor Amendments”).

SECTION 9.03    Expenses; Indemnity; Damage Waiver.

(a)          The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Lead Arranger and their respective Affiliates, including the reasonable and documented out-of-pocket fees, charges and disbursements of one primary outside counsel for the Administrative Agent and Lead Arranger, and one local counsel in each reasonably necessary jurisdiction and any, taken as a whole and any local or regulatory counsel as reasonably necessary, in connection with the syndication and distribution (including, without limitation, via the internet or through an Electronic System) of the credit facilities provided for herein, the preparation, execution and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any outside counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section 9.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring, insolvency, bankruptcy or negotiations in respect of such Loans or Letters of Credit.  Expenses being reimbursed by the Borrower under this Section 9.03 include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:

(i)          taxes, fees and other charges for (A) lien searches and (B) filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(ii)        sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(iii)        forwarding loan proceeds, collecting checks and other items of payment, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to the Borrower as Loans or to another deposit account, all as described in Section 2.18(c).

(b)         The Borrower shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses (except for Taxes, which shall be covered by Sections 2.17 and 10.09), including the fees, charges and disbursements of any counsel for any Indemnitee incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, (iv) the failure of the Borrower to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by the Borrower for Indemnified Taxes or Other Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether or not such claim, litigation, investigation or proceeding is brought by the Borrower, any of its Subsidiaries or any third party; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any of its Subsidiaries against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Subsidiary has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)          To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any Issuing Bank under clause (a) or (b) of this Section 9.03, each Lender severally agrees to pay to the Administrative Agent or such Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount.

(d)        To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee for any damages arising from the use by unintended recipients of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), except as determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(e)          No Indemnitee nor any Loan Party shall be liable on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided, that nothing in this clause (e) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(f)           All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

(g)         If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement or under any other Loan Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given.  For this purpose “rate of exchange” means the rate at which the Administrative Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice.  In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by the Administrative Agent of the amount due, the Borrower will, on the date of receipt by the Administrative Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Administrative Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the Administrative Agent is the amount then due under this Agreement or such other Loan Document in the Currency Due.  If the amount of the Currency Due which the Administrative Agent is so able to purchase is less than the amount of the Currency Due originally due to it, the Borrower shall indemnify and save the Administrative Agent and the Lenders harmless from and against all loss or damage arising as a result of such deficiency.  This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Loan Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Administrative Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Loan Document or under any judgment or order.

SECTION 9.04    Successors and Assigns.

(a)         The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 9.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          (i)         Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more Persons (other than (x) an Ineligible Institution and (y) a Disqualified Lender, unless, in the case of this clause (y), an Event of Default under Section 7.01(a), (b), (h), (i) or (j) is in existence at the time such assignment is made or the Borrower consents to such assignment) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A)        the Borrower; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided, further, that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 7.01(a), (b), (h), (i) or (j) has occurred and is continuing, any other assignee;

(B)         the Administrative Agent;

(C)         [reserved]; and

(D)         the Issuing Banks.

(ii)          Assignments shall be subject to the following additional conditions:

(A)         except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided, that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)         each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)      the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and the tax forms required by Section 2.17(f); and

(D)         the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii)       Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 9.04.

(iv)        The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of and stated interest on the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)        Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to any applicable electronic platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee and tax forms referred to in clause (b) of this Section 9.04 and any written consent to such assignment required by clause (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided, that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)          Any Lender may, without the consent of, or notice to, the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) (other than (x) an Ineligible Institution and (y) a Disqualified Lender, unless, in the case of this clause (y), an Event of Default under Section 7.01(a), (b), (h), (i) or (j) is in existence at the time such sale is made or the Borrower consents to such sale) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 2.17(e) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to clause (c)(ii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.04.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under clause (b) of this Section 9.04; and shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) and proposed Section 1.163‑5(b) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)          In the event of any assignment or participation by a Lender without the Borrower’s consent (A) to any Disqualified Lender or (B) to the extent the Borrower’s consent is required under this Section 9.04, to any other Person, shall be null and void, and the Borrower shall be entitled to seek specific performance to unwind any such assignment or participation in addition to injunctive relief (without posting a bond or presenting evidence of irreparable harm) or any other remedies available to the Borrower at law or in equity in respect of such assignor or assignee; it being understood and agreed that the Borrower and its Subsidiaries will suffer irreparable harm if any Lender breaches any obligation under this Section 9.04 as it relates to any assignment, participation or pledge of any Loan or Commitment to any Disqualified Lender or any other Person to whom the Borrower’s consent is required but not obtained.  Upon the request of any Lender or as otherwise required herein, the Administrative agent shall make available to such Lender the list of Disqualified Lenders at the relevant time and such Lender may provide the list to any potential assignee or participant on a confidential basis in accordance with Section 9.12 for the purpose of verifying whether such Person is a Disqualified Lender. For the avoidance of doubt, the Administrative Agent shall not have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Ineligible Institutions and Disqualified Lenders. If any assignment or participation under this Section 9.04 is made to any Affiliate of any Disqualified Lender without the Borrower’s prior written consent or deemed consent (any such Person, a “Disqualified Person”), then, such assignment shall not be null and void, but the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Person and the Administrative Agent, (A) terminate any Commitment of such Disqualified Person and repay all obligations of the Borrower owing to such Disqualified Person, and/or (B) require that such Disqualified Person assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees; provided that in the case of clause (B), the relevant assignment shall otherwise comply with this Section 9.04 (except that no registration and processing fee required under this Section 9.04 shall be required with any assignment pursuant to this paragraph); provided, further, that the Borrower shall be liable to the relevant Disqualified Person under Section 2.16 if any Term SOFR Loan owing to such Disqualified Person is repaid other than on the last day of the Interest Period relating thereto.  Nothing in this Section 9.04(e) shall be deemed to prejudice any right or remedy that the Borrower may otherwise have at law or equity.

SECTION 9.05    Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06    Counterparts; Integration; Effectiveness; Electronic Execution.

(a)          This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)          Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby that is an Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  The parties hereto consent to the use of Electronic Signatures and records with respect to this Agreement.

SECTION 9.07    Severability.  Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08    Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or such Loan Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured.  The applicable Lender shall notify the Borrower and the Administrative Agent of such setoff or application; provided, that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff or application under this Section 9.08.  The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09    Governing Law; Jurisdiction; Consent to Service of Process.

(a)        This Agreement, the Loan Documents (other than those containing a contrary express choice of law provision) and any claim, controversy, dispute, proceeding or cause of action (whether based on contract, tort or any other theory and whether at law or in equity) based upon, arising out of or relating to this Agreement or any other Loan Document (other than those containing a contrary express choice of law provision) and the transactions contemplated hereby and thereby shall be governed by and construed in accordance with the laws of the State of New York.

(b)         Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding (whether based on contract, tort or any other theory and whether at law or in equity) arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party hereto agrees that the Administrative Agent and the Secured Parties retain the right to bring proceedings (whether based on contract, tort or any other theory and whether at law or in equity) against any Loan Party in the courts of any other jurisdiction solely in connection with the exercise of any rights under any Collateral Document.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)          Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section 9.09.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10   WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND WHETHER AT LAW OR IN EQUITY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11    Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12   Confidentiality.  Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ respective officers, directors, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the transactions contemplated hereby and are informed of the confidential nature of such information, (b) upon the request or demand of any regulatory authority or self-regulatory authority having jurisdiction over it or any of its Affiliates (in which case (except with respect to any audit or examination conducted by bank accountants or any bank or other regulatory authority exercising examination, regulatory authority or self‑regulatory authority), it, to the extent practicable and permitted by law, rule or regulation, agrees to inform the Borrower promptly thereof), (c) pursuant to the order of any court or administrative agency, in any pending legal, judicial or administrative proceeding or as otherwise required by applicable law or regulation or as requested by a Governmental Authority (in which case (except with respect to any audit or examination conducted by bank accountants or any bank or other regulatory authority exercising examination, regulatory authority or self‑regulatory authority), it, to the extent practicable and permitted by law, rule or regulation, agrees to inform the Borrower promptly thereof), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12 or otherwise reasonably acceptable to the Borrower, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (and any of their respective advisors) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction or other transaction under which payments are to be made by reference to the Loan Parties and their obligations, this Agreement or payments hereunder, (g) with the consent of the Borrower, (h) to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement, (i) to the extent that such information is independently developed by it or its Affiliates, in each case, so long as not based on information obtained in a manner that would otherwise violate this Section 9.12, (j) for purposes of establishing a “due diligence” defense, (k) to ratings agencies or (l) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower. In addition, the Administrative Agent, the Lenders, and any of their respective Related Parties, may (A) disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. and (B) use any information (not constituting Information subject to the foregoing confidentiality restrictions) related to the syndication and arrangement of the credit facilities contemplated by this Agreement in connection with marketing, press releases, or other transactional announcements or updates provided to investor or trade publications, including the placement of “case studies” or “tombstone” advertisements in publications of its choice at its own expense.  For the purposes of this Section 9.12, “Information” means all information received from the Borrower relating to the Borrower or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided, that, in the case of information received from the Borrower after Effective Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

For the avoidance of doubt, nothing in this Section 9.12 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 9.12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13    Several Obligations; Non-Reliance; Violation of Law.  The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein.  Anything contained in this Agreement to the contrary notwithstanding, no Issuing Bank nor any Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.

SECTION 9.14    USA PATRIOT Act; Beneficial Ownership Regulation.  Each Lender that is subject to the requirements of the USA PATRIOT Act and Beneficial Ownership Regulation hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act and Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act and Beneficial Ownership Regulation.

SECTION 9.15    Disclosure.  Each Loan Party, each Lender and the Issuing Bank hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

SECTION 9.16    Appointment for Perfection.  Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the other Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control.  Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.17    Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.17 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18    No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that:  (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.19    Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured (all such liabilities, the “Covered Liabilities”), may be subject to the Write-Down and Conversion Powers and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such Covered Liability arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such Covered Liability, including, if applicable:

(i)          A reduction in full or in part or cancellation of any such Covered Liability;

(ii)        A conversion of all, or a portion of, such Covered Liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such Covered Liability under this Agreement or any other Loan Document; or

(iii)      The variation of the terms of such Covered Liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.20    Acknowledgment Regarding any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)         In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.

(b)         In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(c)         Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

ARTICLE X

LOAN GUARANTY

SECTION 10.01  Guaranty.  Each Loan Guarantor (other than those that have delivered a separate guaranty with respect to the Guaranteed Obligations) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent, the Issuing Banks and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, the Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”; provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor).  Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.  All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

SECTION 10.02  Guaranty of Payment.  This Loan Guaranty is a guaranty of payment and not of collection.  Each Loan Guarantor waives any right to require the Administrative Agent, any Issuing Bank or any Lender to sue the Borrower, any Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03  No Discharge or Diminishment of Loan Guaranty.

(a)          Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender), including:  (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, any Issuing Bank, any Lender, or any other Person, whether in connection herewith or in any unrelated transactions.

(b)          The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c)          Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by:  (i) the failure of the Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non‑perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, any Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

SECTION 10.04  Defenses Waived.  To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower, any Loan Guarantor or any other Obligated Party, other than the indefeasible payment in full in cash of the Guaranteed Obligations.  Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person.  Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder.  The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash.  To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 10.05  Rights of Subrogation.  No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Banks and the Lenders.

SECTION 10.06  Reinstatement; Stay of Acceleration.  If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Banks and the Lenders are in possession of this Loan Guaranty.  If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

SECTION 10.07  Information.  Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither the Administrative Agent nor any Issuing Bank nor any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08 Termination.  Each of the Lenders and the Issuing Bank may continue to make loans or extend credit to the Borrower based on this Loan Guaranty until five days after it receives written notice of termination from any Loan Guarantor.  Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of that Guaranteed Obligations.  Nothing in this Section 10.08 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Administrative Agent or any Lender may have in respect of, any Default or Event of Default that shall exist under clause (o) of Article VII hereof as a result of any such notice of termination.

SECTION 10.09  Taxes.  Without limitation on any obligation of any Loan Guarantor, each payment of the Guaranteed Obligations will be made by each Loan Guarantor without withholding for any Taxes, unless such withholding is required by law.  If any Loan Guarantor is required by law to withhold Taxes (as determined in the good faith discretion of an applicable Loan Guarantor), then such Loan Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law.  If such Taxes are Indemnified Taxes, then the amount payable by such Loan Guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section 10.09), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives the amount it would have received had no such withholding been made.

SECTION 10.10  Maximum Liability.  Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.  In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.

SECTION 10.11   Contribution.

(a)          To the extent that any Loan Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and the Guaranteed Obligations (other than Unliquidated Obligations that have not yet arisen), and all Commitments and Letters of Credit have terminated or expired or, in the case of all Letters of Credit, are fully collateralized on terms reasonably acceptable to the Administrative Agent and the Issuing Bank, and this Agreement, the Swap Agreement Obligations and the Banking Services Obligations have terminated, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)         As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.

(c)         This Section 10.11 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 10.11 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.

(d)       The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.

(e)          The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 10.11 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash (other than Unliquidated Obligations that have not yet arisen) and the termination or expiry (or, in the case of all Letters of Credit, full cash collateralization), on terms reasonably acceptable to the Administrative Agent and the Issuing Bank, of the Commitments and all Letters of Credit issued hereunder and the termination of this Agreement, the Swap Agreement Obligations and the Banking Services Obligations.

SECTION 10.12  Liability Cumulative.  The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 10.13  Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party or Loan Guarantor to honor all of its obligations under this Loan Guaranty in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 10.13 shall remain in full force and effect until the termination of all Swap Obligations.  Each Qualified ECP Guarantor intends that this Section 10.13 constitute, and this Section 10.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

BORROWER:

ROKU, INC.

By:	/s/ Dan Jedda
Name: Dan Jedda
Title: Chief Financial Officer

Signature Page to Credit Agreement (Roku)

LOAN GUARANTORS:

PURPLE TAG ENTERPRISES, LLC
PURPLE TAG ORIGINALS, LLC
THIS OLD HOUSE PRODUCTIONS, LLC
THIS OLD HOUSE VENTURES, LLC

By:	/s/ Matthew C. Banks
Name: Matthew C. Banks
Title: President and Treasurer

Signature Page to Credit Agreement (Roku)

CITIBANK, N.A., as Administrative Agent and as a Lender and an Issuing Bank

By:	/s/ Jonathan Wronski
Name: Jonathan Wronski
Title: Director

Signature Page to Credit Agreement (Roku)

MUFG Bank, Ltd., as a Lender and as an Issuing Bank

By:	/s/ Thuy Bui
Name: Thuy Bui
Title: Managing Director

Signature Page to Credit Agreement (Roku)

Bank of America, N.A., as a Lender

By:	/s/ Kurt Fuess
Name: Kurt Fuess
Title: Vice President

Signature Page to Credit Agreement (Roku)

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Dan Starr
Name: Dan Starr
Title: Authorized Signatory

Signature Page to Credit Agreement (Roku)

MORGAN STANLEY BANK, N.A., as a Lender and as an Issuing Bank

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

Signature Page to Credit Agreement (Roku)